Exhibit 99.1

PARK STERLING CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2016, 2015 and 2014

	December 31,
	2016	2015
	(dollars in thousands, except per share data)
ASSETS

Cash and due from banks	$34,162	$53,840
Interest-earning balances at banks	48,882	16,451
Federal funds sold	570	235
Investment securities available-for-sale, at fair value	402,501	384,934
Investment securities held-to-maturity (fair value of $92,828 and $107,629 at December 31, 2016 and 2015, respectively)	91,752	106,458
Nonmarketable equity securities	17,501	11,366
Loans held for sale	7,996	4,943
Loans:
Non-covered	2,412,186	1,724,164
Covered	—	17,651
Less allowance for loan losses	(12,125)	(9,064)
Net loans	2,400,061	1,732,751

Premises and equipment, net	63,080	55,658
Bank-owned life insurance	70,785	58,633
Deferred tax asset	25,721	28,971
Other real estate owned - noncovered	2,438	4,211
Other real estate owned - covered	—	1,240
Goodwill	63,317	29,197
FDIC indemnification asset	—	943
Core deposit intangible	11,438	9,571
Accrued interest receivable	6,799	5,082
Other assets	8,392	9,780
Total assets	$3,255,395	$2,514,264

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$521,295	$350,836
Interest-bearing	1,992,457	1,601,826
Total deposits	2,513,752	1,952,662

Short-term borrowings	285,000	185,000
Long-term borrowings	29,736	30,000
Subordinated loan and junior subordinated debt	33,501	24,262
Accrued interest payable	541	515
Accrued expenses and other liabilities	37,021	37,121
Total liabilities	2,899,551	2,229,560

Commitments (Notes 15 and 16)

Shareholders’ equity:
Common stock, $1.00 par value 200,000,000 shares authorized; 53,116,519 and 44,854,509 shares issued and outstanding at December 31, 2016 and 2015, respectively	$53,117	$44,854
Additional paid-in capital	273,400	222,596
Retained earnings	32,609	20,117
Accumulated other comprehensive loss	(3,282)	(2,863)
Total shareholders’ equity	355,844	284,704
Total liabilities and shareholders’ equity	$3,255,395	$2,514,264

See Notes to Consolidated Financial Statements.

PARK STERLING CORP

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(dollars in thousands, except share and per share data)

Interest income
Loans, including fees	$107,440	$77,537	$74,867
Federal funds sold	15	2	1
Taxable investment securities	10,703	10,612	9,318
Tax-exempt investment securities	556	579	631
Nonmarketable equity securities	621	500	362
Interest on deposits at banks	181	82	118
Total interest income	119,516	89,312	85,297

Interest expense
Money market, NOW and savings deposits	3,925	2,449	2,270
Time deposits	5,763	3,202	3,155
Short-term borrowings	1,251	528	86
Long-term borrowings	1,600	367	513
Junior subordinated debt	1,936	1,385	1,631
Total interest expense	14,475	7,931	7,655
Net interest income	105,041	81,381	77,642

Provision for loan losses	2,630	723	(1,286)
Net interest income after provision for loan losses	102,411	80,658	78,928

Noninterest income
Service charges on deposit accounts	6,449	4,934	3,881
Income from fiduciary activities	2,331	3,090	2,748
Commissions and fees from investment brokerage	757	512	452
Income from capital market activities	2,584	1,467	646
Gain (Loss) on sale of securities available-for-sale	(87)	54	180
Bankcard services income	2,792	2,507	2,632
Mortgage banking income	3,428	3,306	2,641
Income from bank-owned life insurance	2,709	2,749	2,688
Amortization of indemnification asset	—	(705)	(3,203)
Loss share true-up liability expense	(311)	(181)	(587)
Other noninterest income	742	510	1,875
Total noninterest income	21,394	18,243	13,953

Noninterest expense
Salaries and employee benefits	48,027	39,945	39,538
Occupancy and equipment	12,854	10,317	10,409
Advertising and promotion	1,086	1,263	1,494
Legal and professional fees	3,522	3,402	3,486
Deposit charges and FDIC insurance	1,706	1,639	1,491
Data processing and outside service fees	12,183	6,625	6,449
Communication fees	2,024	2,099	1,974
Core deposit intangible amortization	1,832	1,389	1,269
Net cost of operation of other real estate owned	255	406	817
Loan and collection expense	792	740	1,350
Postage and supplies	604	488	667
Other noninterest expense	9,351	5,840	4,990
Total noninterest expense	94,236	74,153	73,934

Income before income taxes	29,569	24,748	18,947

Income tax expense	9,621	8,142	6,058
Net income	$19,948	$16,606	$12,889
Basic earnings per common share	$0.38	$0.38	$0.29
Diluted earnings per common share	$0.38	$0.37	$0.29
Weighted-average common shares outstanding
Basic	52,450,780	43,939,039	43,924,457
Diluted	52,850,617	44,304,888	44,247,000

See Notes to Consolidated Financial Statements.

PARK STERLING CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2016, 2015 and 2014

	For the Years Ended December 31
	2016	2015	2014
	(dollars in thousands)

Net income	$19,948	$16,606	$12,889

Securities available for sale and transferred securities:
Change in net unrealized (losses) gains during the period	(2,971)	(1,150)	10,464
Change in net unrealized loss on securities transferred to held to maturity	421	356	(2,055)
Reclassification adjustment for net gains (losses) recognized in net income	87	(54)	(180)
Total securities available for sale and transferred securities	(2,463)	(848)	8,229

Derivatives:
Change in the accumulated (loss) on effective cash flow hedge derivatives	2,894	(1,788)	(3,381)
Change in the accumulated loss on terminated cash flow hedge derivatives	(1,731)	—	—
Reclassification adjustment for interest payments	713	414	422
Total derivatives	1,876	(1,374)	(3,381)

Other comprehensive income (loss), before tax	(587)	(2,222)	5,270

Deferred tax (benefit) expense related to other comprehensive income	(168)	(834)	1,943

Other comprehensive (loss) income, net of tax	(419)	(1,388)	3,327

Total comprehensive income	$19,529	$15,218	$16,216

See Notes to Consolidated Financial Statements.

PARK STERLING CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2016, 2015 and 2014

					Accumulated
			Additional	Retained	Other	Total
	Common Stock		Paid-In	Earnings	Comprehensive	Shareholders’
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Equity
	(dollars in thousands, except share amounts)

Balance at December 31, 2013	44,730,669	$44,731	$222,596	$(405)	$(4,802)	$262,120

Shares issued	252	—	—	—	—	—

Issuance of restricted stock grants	238,613	239	(239)	—	—	—

Forfeitures of restricted stock grants	(7,250)	(7)	7	—	—	—

Exercise of stock options	54,199	54	196	—	—	250

Share-based compensation expense	—	—	1,129	—	—	1,129

Common stock repurchased	(156,685)	(157)	(870)	—	—	(1,027)

Dividends on common stock	—	—	—	(3,583)	—	(3,583)

Net income	—	—	—	12,889	—	12,889

Other comprehensive income	—	—	—	—	3,327	3,327

Balance at December 31, 2014	44,859,798	44,860	222,819	8,901	(1,475)	275,105

Shares issued	1,182	1	(1)	—	—	—

Issuance of restricted stock grants	220,100	220	(220)	—	—	—

Forfeitures of restricted stock grants	(26,852)	(27)	27	—	—	—

Exercise of stock options	38,160	38	148	—	—	186

Share-based compensation expense	—	—	1,190	—	—	1,190

Common stock repurchased	(237,879)	(238)	(1,367)	—	—	(1,605)

Dividends on common stock	—	—	—	(5,390)	—	(5,390)

Net income	—	—	—	16,606	—	16,606

Other comprehensive loss	—	—	—	—	(1,388)	(1,388)

Balance at December 31, 2015	44,854,509	44,854	222,596	20,117	(2,863)	284,704

Shares issued	8,377,394	8,378	52,945	—	—	61,323

Issuance of restricted stock grants	269,284	269	(269)	—	—	—

Forfeitures of restricted stock grants	(66,163)	(66)	66	—	—	—

Exercise of stock options	684,978	685	4,645	—	—	5,330

Share-based compensation expense	—	—	1,354	—	—	1,354

Common stock repurchased	(1,003,483)	(1,003)	(7,937)	—	—	(8,940)

Dividends on common stock	—	—	—	(7,456)	—	(7,456)

Net income	—	—	—	19,948	—	19,948

Other comprehensive loss	—	—	—	—	(419)	(419)

Balance at December 31, 2016	53,116,519	$53,117	$273,400	$32,609	$(3,282)	$355,844

See Notes to Consolidated Financial Statements.

PARK STERLING CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(dollars in thousands)
Cash flows from operating activities
Net income	$19,948	$16,606	$12,889
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion on acquired loans	(11,247)	(6,735)	(9,323)
Net amortization on investments	2,727	2,371	2,190
Other depreciation and amortization, net	13,273	10,549	9,983
Provision for loan losses	2,630	723	(1,286)
Share-based compensation expense	1,354	1,190	1,129
Deferred income taxes	6,548	7,694	5,208
Amortization of FDIC indemnification asset	—	705	3,203
Net gains on sales of investment securities available-for-sale	87	(54)	(180)
Net gains on sales of loans held for sale	(1,411)	(1,402)	(1,134)
Net losses on disposals of premises and equipment	2,593	996	400
Net gains on sales of other real estate owned	(475)	(586)	(532)
Writedowns of other real estate owned	444	694	604
Income from bank owned life insurance	(2,709)	(2,749)	(2,688)
Proceeds of loans held for sale	116,544	100,150	58,761
Disbursements for loans held for sale	(116,663)	(92,089)	(66,409)
Change in assets and liabilities:
(Increase) decrease in FDIC indemnification asset	943	314	(793)
(Increase) decrease in accrued interest receivable	(1,717)	(615)	500
Increase in other assets	(3,156)	(2,162)	(1,623)
Increase (decrease) in accrued interest payable	415	117	(1,575)
Increase in accrued expenses and other liabilities	2,359	7,036	4,548
Net cash provided by operating activities	32,487	42,753	13,872

Cash flows from investing activities
Net (increase) decrease in loans	(662,782)	(163,243)	(182,401)
Purchases of premises and equipment	(1,716)	(3,313)	(4,591)
Proceeds from disposals of premises and equipment	1,351	65	138
Purchases of investment securities available-for-sale	(153,117)	(71,167)	(165,027)
Purchases of investment securities held-to-maturity	—	(4,958)	(10,447)
Proceeds from sales of investment securities available-for-sale	65,595	3,095	161,434
Proceeds from maturities and call of investment securities available-for-sale	64,579	55,626	49,206
Proceeds from maturities and call of investment securities held-to-maturity	14,961	14,136	5,127
Proceeds from life insurance death benefit	534	1,564	1,081
FDIC reimbursement of recoverable covered asset losses	3,947	2,002	3,651
Proceeds from sale of other real estate owned	5,528	12,852	14,200
Net (purchases) redemptions of nonmarketable equity securities	(4,925)	166	(2,679)
Acquisitions, net of cash paid	—	—	59,045
Net cash used by investing activities	(666,045)	(153,175)	(71,263)

Cash flows from financing activities
Net increase (decrease) in deposits	561,090	101,367	(12,860)
Advances of short-term borrowings	100,000	5,000	84,244
Advances (repayments) of long-term borrowings	264	30,000	(13,310)
Exercise of stock options	685	186	250
Repurchase of common stock	(7,937)	(1,605)	(1,027)
Dividends on common stock	(7,456)	(5,390)	(3,583)
Net cash provided (used) by financing activities	646,646	129,558	53,714

Net increase (decrease) in cash and cash equivalents	13,088	19,136	(3,677)

Cash and cash equivalents, beginning	70,526	51,390	55,067

Cash and cash equivalents, ending	$83,614	$70,526	$51,390

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,449	$7,814	$7,669
Cash paid for income taxes	956	733	701

Supplemental disclosure of noncash investing and financing activities:
Change in unrealized gain (loss) on available-for-sale securities, net of tax	$3,422	$(532)	$5,176
Change in unrealized (loss) on cash flow hedge, net of tax	2,894	(856)	(1,849)
Loans transferred to other real estate owned	518	4,856	8,806
Property and equipment transferred to other real estate owned	—	1,565	—
Transfer from securities available-for-sale to held-to-maturity	—	—	58,972

See Notes to Consolidated Financial Statements.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 1 — ORGANIZATION AND OPERATIONS

Park Sterling Corporation (the “Company”) was formed in 2010 to serve as the holding company for Park Sterling Bank (the “Bank”) pursuant to a bank holding company reorganization effective January 1, 2011, and is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Bank is a North Carolina-chartered commercial nonmember bank that was incorporated in September 2006 and opened for business at 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina on October 25, 2006. At December 31, 2016, the Company’s primary operations and business were that of owning the Bank. The main office of both the Company and the Bank is located at 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina, 28204, and its phone number is (704) 716-2134.

In August 2010, the Bank raised gross proceeds of $150 million in an equity offering (the “Public Offering”), to facilitate a change in the Bank’s business plan from primarily organic growth at a moderate pace to creating a regional community bank through a combination of mergers and acquisitions and accelerated organic growth. Consistent with this growth strategy, over the past several years the Bank has opened additional branches in North Carolina and South Carolina and expanded into the Virginia market through the opening of two branches in Richmond, Virginia.

Also consistent with this strategy, on January 1, 2016 the Company acquired First Capital Bancorp, Inc. (“First Capital”), the parent company of First Capital Bank. As a result of the merger of First Capital into the Company, First Capital Bank, which operated eight branches in the Richmond, Virginia area, became a wholly-owned subsidiary of the Company and thereafter was merged into the Bank. The aggregate merger consideration consisted of approximately 8.4 million shares of Common Stock and approximately $25.8 million in cash. Based on the $7.32 per share closing price of the Company’s common stock on December 31, 2015, the transaction value was approximately $87.1 million.

In addition, since the Public Offering, the Company has completed the following acquisitions of community banks in its existing or targeted markets:

•                  In May 2014, the Company acquired Provident Community Bancshares, Inc. (“Provident Community”), the parent company of Provident Community Bank, N.A., which operated nine branches in South Carolina.

•                  In October 2012, the Company acquired Citizens South Banking Corporation (“Citizens South”), the parent company of Citizens South Bank, which operated 21 branches in North Carolina, South Carolina and North Georgia.

•                  In November 2011, the Company acquired Community Capital Corporation (“Community Capital”), the parent company of CapitalBank, which operated 18 branches in the Upstate and Midlands area of South Carolina.

Each of these banks has merged into the Bank.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accounting and reporting policies of the Company conform with United States generally accepted accounting principles (“GAAP”) and prevailing practices within the banking industry. The consolidated financial statements include the accounts of the Bank and the Company. The Company evaluates subsequent events through the date of filing of the consolidated financial statements with the Securities and Exchange Commission (“SEC”).

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, nonaccretable discounts, purchase accounting accretion adjustments, realization of deferred tax assets and the fair value of financial instruments and other accounts.

Segments - The Company, through the Bank, provides a broad range of financial services to individuals and companies. These services include personal, business and non-profit checking accounts, interest on lawyers trust accounts (“IOLTA”) accounts, individual retirement accounts, business and personal money market accounts, time deposits, overdraft protection, safe deposit boxes and online and mobile banking. Lending activities include a range of short-to medium-term commercial (including asset-based lending), real estate, construction, residential mortgage and home equity and consumer loans, as well as long-term residential mortgages. Wealth management activities include investment management, personal trust services, and investment brokerage services. Cash management activities include remote deposit capture, lockbox services, sweep accounts, purchasing cards, ACH and wire payments. Capital markets activities include interest rate and currency risk management products, loan syndications and debt placements. While the Company’s decision makers monitor the revenue streams of the various financial products and services, operations are managed and financial performance is evaluated on an organization-wide basis. Accordingly, the Company’s banking and finance operations are not considered by management to constitute more than one reportable operating segment.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Reclassifications - Certain amounts reported in the prior year financial statements have been reclassified to conform to the 2016 presentation. The reclassifications had no effect on net income, comprehensive income, total assets or shareholders’ equity as previously reported.

Business Combinations, Method of Accounting for Loans Acquired, and Federal Deposit Insurance Corporation (the “FDIC”) Indemnification Asset — Generally, acquisitions are accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. A business combination occurs when the Company acquires net assets that constitute a business, or acquires equity interests in one or more other entities that are businesses and obtains control over those entities. Business combinations are effected through the transfer of consideration consisting of cash and/or common stock and are accounted for using the acquisition method. Accordingly, the assets and liabilities of the acquired entity are recorded at their respective fair values as of the closing date of the acquisition. Determining the fair value of assets and liabilities, especially the loan portfolio, is a complicated process involving significant judgment regarding methods and assumptions used to calculate estimated fair values. Fair values are subject to refinement for up to one year after the closing date of the acquisition as information relative to closing date fair values becomes available. The results of operations of an acquired entity are included in our consolidated results from the closing date of the merger, and prior periods are not restated. No allowance for loan losses related to the acquired loans is recorded on the acquisition date because the fair value of the loans acquired incorporates assumptions regarding future credit losses. Loans acquired are recorded at fair value exclusive of any loss share agreements with the FDIC. The fair value estimates associated with the acquired loans include estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows.

In connection with the Citizens South acquisition, the Bank assumed two purchase and assumption agreements that Citizens South entered into with the FDIC, providing for loss share agreements related to the covered assets. At acquisition, the estimated receivable from the FDIC was recorded at fair value and measured separately from the related covered assets because the indemnification asset is not contractually embedded in the covered assets or transferrable. The FDIC indemnification asset is measured at carrying value subsequent to initial measurement. Improved cash flows of the underlying covered assets will result in impairment of the FDIC indemnification asset and thus amortization through non-interest income. Impairment of the underlying covered assets will increase the cash flows of the FDIC indemnification asset and result in a credit to the provision for loan losses for acquired loans. Impairment and, when applicable, its subsequent reversal are included in the provision for loan losses in the consolidated statements of income. See Note 6 — FDIC Loss Share Agreements, for disclosure of the Bank’s early termination, on August 26, 2016, of the FDIC loss sharing agreements.

Cash and Cash Equivalents - For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash and due from banks, interest-earning balances at banks and Federal funds sold. Generally, Federal funds sold are repurchased the following day.

Investment Securities - Investment securities available-for-sale are reported at fair value and consist of debt instruments that are not classified as trading securities or as held to maturity securities. Investment securities held-to-maturity are reported at amortized cost. Unrealized holding gains and losses, net of applicable taxes, on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method and are recorded on a trade date basis. Declines in the fair value of individual available-for-sale securities below their amortized cost that are other than temporary impairments would result in write-downs of the individual securities to their fair value and would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Nonmarketable Equity Securities — Nonmarketable equity securities include the costs of the Company’s investments in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”). As a condition of membership, the Bank is required to hold stock in the FHLB. These securities do not have a readily determinable fair value as their ownership is restricted and there is no market for these securities. The Bank carries these nonmarketable equity securities at cost and periodically evaluates them for impairment. Management considers these nonmarketable equity securities to be long-term investments. Accordingly, when evaluating these securities for impairment, management considers the ultimate recoverability of the par value rather than recognizing temporary declines in value. The primary factor supporting the carrying value of these securities is the commitment of the FHLB to perform its obligations, which includes providing credit and other services to the Bank. Upon request, the stock may be sold back to the FHLB, at cost.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The Company also has invested in the stock of several unaffiliated financial institutions. The Company owns less than five percent of the outstanding shares of each institution, and the stocks either have no quoted market value or are not readily marketable. Also included in nonmarketable equity securities is the investment in CSBC Statutory Trust I, Community Capital Corporation Statutory Trust I, Provident Community Bancshares Capital Trust I, Provident Community Bancshares Capital Trust II, and FCRV Statutory Trust I. See Note 4 — Investments and Note 11 — Borrowings.

Loans Held for Sale — Loans intended for sale are carried at the lower of cost or estimated fair value in the aggregate. This includes, but may not be limited to, loans originated through the Company’s mortgage activities. Residential mortgage loans originated and intended for sale are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgages and selling mortgages to investors under pre-existing commitments.

Loans —Loans originated by the Company and which management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal balances adjusted for any direct principal charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest on originated loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees are capitalized and recognized as an adjustment of the yield of the related loan. See Note 5 — Loans and Allowance for Loan Losses.

Purchased Credit-Impaired (“PCI”) Loans — Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered credit impaire. Evidence of credit quality deterioration as of the purchase date may include statistics such as internal risk grade and past due and nonaccrual status. Purchased impaired loans generally meet the Company’s definition for nonaccrual status. PCI loans are initially measured at fair value, which reflects estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the associated allowance for credit losses related to these loans is not carried over at the acquisition date. Any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference, and is available to absorb credit losses on those loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent significant increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reclassification of the nonaccretable difference with a positive impact on future interest income.

Purchased Performing Loans — The Company accounts for performing loans acquired in business combinations using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded at fair value, including a credit discount. The fair value discount is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses established at the acquisition date for purchased performing loans. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition.

Nonperforming Loans — For all classes of loans, except PCI loans, loans are placed on non-accrual status upon becoming contractually past due 90 days or more as to principal or interest (unless they are adequately secured by collateral, are in the process of collection and are reasonably expected to result in repayment), when terms are renegotiated below market levels in response to a financially distressed borrower or guarantor, or where substantial doubt about full repayment of principal or interest is evident.

When a loan is placed on non-accrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method until qualifying for return to accrual status. All payments received on non-accrual loans are applied against the principal balance of the loan. A loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement and when doubt about repayment is resolved. Generally, for all classes of loans, a charge-off is recorded when it is probable that a loss has been incurred and when it is possible to determine a reasonable estimate of the loss.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Impaired Loans — For all classes of loans, except PCI loans, loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impaired loans may include all classes of nonaccrual loans and loans modified in a troubled debt restructuring (“TDR”). If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the interest rate implicit in the original agreement or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is probable, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Loans Modified in a TDR - Loans are considered to be a TDR if, for economic or legal reasons related to the borrower’s financial condition, the Company makes certain concessions to the original contract terms related to amount, interest rate, amortization or maturity that it would not otherwise consider. Generally, a nonaccrual loan that has been modified in a TDR remains on nonaccrual status for a period of at least six months to demonstrate that the borrower is able to meet the terms of the modified loan. However, performance prior to the modification, or significant events that coincide with the modification, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status at the time of loan modification or after a shorter performance period. If the borrower’s ability to meet the revised payment schedule is uncertain, the loan remains on nonaccrual status.

Allowance for Loan Losses — The allowance for loan losses is based upon management’s ongoing evaluation of the loan portfolio and reflects an amount considered by management to be its best estimate of known and inherent losses in the portfolio as of the balance sheet date. The determination of the allowance for loan losses involves a high degree of judgment and complexity. In making the evaluation of the adequacy of the allowance for loan losses, management considers current economic and market conditions, independent loan reviews performed periodically by third parties, portfolio trends and concentrations, delinquency information, management’s internal review of the loan portfolio, internal historical loss rates and other relevant factors. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Although provisions have been established by loan segments based upon management’s assessment of their differing inherent loss characteristics, the entire allowance for losses on loans, other than the portions related to PCI loans and specific reserves on impaired loans, is available to absorb further loan losses in any segment. Further information regarding the Company’s policies and methodology used to estimate the allowance for loan losses is presented in Note 5 — Loans and Allowance for Loan Losses.

Other Real Estate Owned (“OREO”) - Real estate acquired through, or in lieu of, loan foreclosure is held for sale and is recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and further write-downs are made based on these valuations. Revenue and expenses from operations are included in other expense.

Premises and Equipment - Company premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which are generally 39.5 years for buildings and 3 to 7 years for furniture and equipment. Leasehold improvements are depreciated over the lesser of the term of the respective lease or the estimated useful lives of the improvements. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Goodwill and Intangible Assets - Intangible assets consist primarily of goodwill and core deposit intangibles that result from the acquisition of other banks. Core deposit intangibles represent the value of long-term deposit relationships acquired in these transactions. Goodwill represents the excess of the purchase price over the sum of the estimated fair values of the tangible and identifiable intangible assets acquired less the estimated fair value of the liabilities assumed. Goodwill has an indefinite useful life and is evaluated for impairment annually or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

The goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit is less than its carrying value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment of goodwill assigned to that reporting unit.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of the goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit, and the loss establishes a new basis of goodwill.

In September 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-08, which gives entities the option of first performing a qualitative assessment to test goodwill for impairment on a reporting-unit-by-reporting-unit basis. If, after performing the qualitative assessment, an entity concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the entity would perform the two-step goodwill impairment test described in ASC 350. However, if, after applying the qualitative assessment, the entity concludes that it is not more likely than not that the fair value is less than the carrying amount, the two-step goodwill impairment test is not required.

The Company performed the qualitative assessment as outlined in ASU 2011-08 in assessing the carrying value of goodwill related to its acquisitions as of October 1, 2016, its annual test date, and determined that it was unlikely that the fair value was less than the carrying amount and that no further testing or impairment charge was necessary. Should the Company’s future earnings and cash flows decline and/or discount rates increase, an impairment charge to goodwill and other intangible assets may be required. There have been no events subsequent to the October 1, 2016 evaluation that caused the Company to perform an interim review of the carrying value of goodwill related to any of its acquisitions.

Core deposit intangibles are amortized over the estimated useful lives of the deposit accounts acquired (generally ten years on a straight line basis).

Securities Sold Under Agreements to Repurchase — The Company sells certain securities under agreements to repurchase. The agreements are treated as collateralized financing transactions and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated balance sheets. The dollar amount of the securities underlying the agreements remains in the asset accounts.

Advertising Costs - Advertising costs are expensed as incurred and advertising communication costs the first time the advertising takes place. The Company may establish accruals for advertising expenses within the course of a fiscal year.

Income Taxes - Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities related to components of other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets generally is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The Company is subject to U.S. Federal income tax as well as state and local income tax in several jurisdictions. Tax years 2013 through 2015 remain open to examination by the Federal and state taxing authorities as of December 31, 2016. Interest and penalties related to income taxes are recognized in the Consolidated Statements of Income as a component of noninterest expense.

Per Share Results - Basic earnings per common share is computed based on the weighted-average number of shares outstanding during each period. Diluted earnings per common share reflect the additional shares that would have been outstanding if diluted potential shares had been issued.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Basic and diluted earnings per common share have been computed based upon net income as presented in the accompanying consolidated statements of income divided by the weighted-average number of common shares outstanding or assumed to be outstanding as summarized below in each case as of December 31,:

	2016	2015	2014

Weighted-average number of common shares outstanding excluding unvested restricted shares	52,450,780	43,939,039	43,924,457

Effect of dilutive stock options and unvested shares	399,837	365,849	322,543

Weighted-average number of common shares and dilutive potential common shares outstanding	52,850,617	44,304,888	44,247,000

At December 31, 2016, there were 1,405,515 stock options and 405,732 restricted shares outstanding. Dilutive stock options and restricted shares totaled 297,264 and 102,573 at December 31, 2016, respectively. At December 31, 2015, there were 2,094,493 stock options and 959,305 restricted shares outstanding. Dilutive stock options and restricted shares totaled 267,138 and 98,712 December 31, 2015, respectively. At December 31, 2014, there were 2,162,340 stock options and 921,095 restricted shares outstanding. Dilutive stock options and restricted shares totaled 243,617 and 78,925 at December 31, 2014, respectively. See Note 19 — Employee and Director Benefit Plans for more information.

Share-Based Compensation - The Company may grant share-based compensation to employees, directors and other eligible parties in the form of stock options, restricted stock or other instruments. Share-based compensation expense is measured based on the fair value of the award at the date of grant and is charged to earnings on a straight-line basis over the requisite service period, which is currently up to seven years. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model and related assumptions. The amortization of share-based compensation is adjusted for actual forfeiture experience. The fair value of restricted stock awards, subject to share price performance vesting requirements, is estimated using a Monte Carlo simulation and related estimated assumptions for volatility and a risk free interest rate.

The compensation expense for share-based compensation plans was $1.4 million, $1.2 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Derivative Financial Instruments and Hedging Activities - The Company utilizes interest rate swap agreements, considered to be cash flow hedges, as part of the management of interest rate risk to modify the repricing characteristics of certain portions of its portfolios of interest-bearing liabilities. Under the guidelines of ASC 815-10, “Derivatives and Hedging,” all derivative instruments are required to be carried at fair value on the balance sheet.

Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within shareholders’ equity, net of tax. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Cash flows from cash flow hedges are classified in the same category as the cash flows from the items being hedged. Derivative gains and losses not effective in hedging the expected cash flows of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine the effectiveness of the cash flow hedge. If it is determined that a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued. See Note 16 — Derivative Financial Instruments and Hedging Activities.

Fair value hedges are accounted for under ASC Topic 815 which requires that the method selected for assessing hedge effectiveness must be reasonable, be defined at the inception of the hedging relationship and be applied consistently throughout the hedging relationship. The Company uses the dollar-offset method for assessing effectiveness using the cumulative approach. The dollar-offset method compares the fair value of the hedging derivative with the fair value of the hedged exposure. The cumulative approach involves comparing the cumulative changes in the hedging derivative’s fair value to the cumulative changes in the hedged exposure’s fair value. The calculation of dollar offset is the change in clean fair value of the hedging derivative, divided by the change in fair value of the hedged exposure attributable to changes in the London InterBank Offered Rate (“LIBOR”) curve. To the extent that the cumulative change in fair value of the hedging derivative offsets from 80% to 125% of the cumulative change in fair value of the hedged exposure, the hedge will be deemed effective. The change in fair value of the hedging derivative and the change in fair value of the hedged exposure are recorded in earnings. Any hedge ineffectiveness is also reflected in current earnings. Cash flows from fair value hedges are classified in the same category as the cash flows from the items being hedged.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

Recent Accounting Pronouncements — The following is a summary of recent authoritative pronouncements:

In January 2015, the FASB issued ASU 2015-01, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). ASU 2015-01 eliminated from U.S. GAAP the concept of an extraordinary item, which is an event or transaction that is both unusual in nature and infrequently occurring. The guidance became effective for the Company for interim and annual reporting periods beginning after December 15, 2015. The adoption of this standard had no effect on the Company’s financial statements.

In February 2015, the FASB issued ASU 2015-02, “Amendments to the Consolidation Analysis” (“ASU 2015-02”). ASU 2015-02 amended the consolidation requirements in ASC 810 Consolidation. The amendments change the consolidation analysis required under U.S. GAAP, and modify how variable interests held by a reporting entity’s related parties affect its consolidation conclusions. The amendments became effective for the Company for interim and annual reporting periods beginning after December 15, 2015. Adoption of this standard had no effect on the Company’s financial statements.

During the first quarter of 2016, the Company also adopted ASU 2015-03, “Interest- Imputation of Interest (Subtopic 835-300: Simplifying the Presentation of Debt Issuance Costs)” (“ASU 2015-03”). The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a deduction from the carrying amount of the debt liability, consistent with debt discounts. The guidance was effective for fiscal years beginning after December 31, 2015 and interim periods within that year. This guidance did not have a material effect on the Company’s financial statements.

During the first quarter of 2016, the Company adopted ASU 2015-16, “Simplifying the Accounting for Measurement Period Adjustments” (“ASU 2015-16”). ASU 2015-16 simplifies the accounting for adjustments made to provisional amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. The amendments in ASU 2015-16 were effective for fiscal years beginning after December 15, 2015. This guidance did not have a material effect on the Company’s financial statements.

During the fourth quarter of 2016, the Company early adopted, with an effective date of January 1, 2016, ASU 2016-09, “Compensation- Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which is intended to improve accounting for share-based payment award transactions. ASU 2016-09 simplifies share-based transactions including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. During the fourth quarter, the Company recognized an income tax benefit of $798 thousand, representing excess tax benefits that previously would have been recognized, under the former standard, in additional paid in capital. The early adoption favorably impacted both basic and diluted earnings per share by $0.02 for the year; such amount was recorded in the fourth quarter as the impact on prior quarters was not material.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under existing guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, Topic 606: Deferral of the Effective Date, deferring the effective date of ASU 2014-09 until annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The standard can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. Our revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. We are currently analyzing our noninterest income to determine the impact of this new standard; but we do not expect the changes will have a significant impact on our financial statements.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

On January 5, 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). Changes to the current GAAP model primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The guidance will be effective in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is evaluating the impact of this update on its financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”), which is intended to improve financial reporting about leasing transactions. ASU 2016-02 will require organizations (“lessees”) that lease assets with lease terms of more than twelve months to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Financial reporting for organizations that own the assets leased by lessees (“lessors”) will remain largely unchanged from current GAAP. In addition, the ASU will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. The effective date of this ASU is for fiscal years beginning after December 31, 2018 and interim periods within that year. The Company has reviewed its outstanding lease agreements and has centrally documented the terms of its leases. The Company is currently evaluating the provisions of ASU 2016-02 in relation to its outstanding leases to determine the potential impact on its financial statements.

In June 2016, the FASB issued ASU 2016-13 “Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) as part of its project on financial instruments. ASU 2016-13 introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The effective date of this ASU is for reporting periods beginning after December 15, 2019. The implementation of ASU 2016-13 will have a significant impact on both the method of estimating credit losses as well as the amount of credit losses reflected in the Company’s financial statements. The Company is currently in a planning phase for implementation of the new standard and its expected impact on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments:  (“ASU 2016-15”). ASU 2016-15 addresses eight classification issues related to the statement of cash flows.  The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Entities will apply the standard’s provisions using a retrospective transition method to each period presented.  The Company does not believe this guidance will have a material impact on the Company’s consolidated financial statements.

NOTE 3 — BUSINESS COMBINATIONS

First Capital

On January 1, 2016, the Company acquired First Capital pursuant to the merger agreement dated September 30, 2015. Upon completion of the merger, First Capital common shareholders received either $5.54 in cash or 0.7748 Park Sterling shares for each First Capital share they held, subject to the limitation that the total consideration for shareholders consisted of 30.0% in cash and 70.0% in Park Sterling shares; First Capital warrant holders received either $1.77 in cash or 0.24755 Park Sterling shares for each First Capital warrant they held, subject to the limitation that the total consideration for warrant holders consisted of 30.0% in cash and 70.0% in Park Sterling shares; and each outstanding option to purchase shares of First Capital common stock was converted into the right to receive cash equal to the product of (a) $5.54 minus the per share exercise price of such option, and (b) the number of shares of First Capital common stock subject to the option. After application of the elections made by the holders of First Capital’s common stock and warrants and the allocation procedures contained in the merger agreement, the aggregate merger consideration consisted of approximately 8,376,094 shares of the Company’s common stock and approximately $25.8 million in cash. Based upon the $7.32 per share closing price of the Company’s common stock on December 31, 2015, the transaction value was approximately $87.1 million.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The assets acquired and liabilities assumed from First Capital were recorded at their fair value as of the closing date of the merger. Fair values were preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values became available. Goodwill of $34.5 million was initially recorded at the time of the acquisition. As a result of refinements to the fair value mark on nonmarketable equity securities, deferred tax asset, other assets and other liabilities, goodwill as indicated below is $0.4 million less than the goodwill estimated at the time of acquisition; these refinements had no impact on the statement of income. The following table summarizes the consideration paid by the Company in the merger with First Capital and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

	As Recorded	Fair Value and Other Merger	As Recorded
	by	Related	by the
	First Capital	Adjustments	Company
Consideration Paid
Cash			$25,834
Fair value of shares issued			61,313

Fair Value of Total Consideration Transferred			$87,147

Recognized amounts of identifiable assets acquired and liabilities assumed:

Cash and cash equivalents	$13,767	$—	$13,767
Securities	77,404	69	77,473
Nonmarketable equity securities	4,161	27	4,188
Loans, net of allowance	500,265	(56)	500,209
Premises and equipment	11,699	(393)	11,306
Core deposit intangibles	—	3,700	3,700
Interest receivable	1,856	—	1,856
Bank owned life insurance	10,216	—	10,216
Deferred tax asset	3,956	(950)	3,006
Other assets	2,962	(183)	2,779

Total assets acquired	626,286	2,214	628,500

Deposits	506,060	1,683	507,743
Federal Home Loan Bank advances	45,000	503	45,503
Junior Subordinated Debt	9,963	(1,372)	8,591
Short term borrowings	7,621	—	7,621
Other liabilities	5,994	20	6,014

Total liabilities assumed	574,638	834	575,472

Total identifiable assets	$51,648	$1,380	$53,028

Goodwill resulting from acquisition			$34,119

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 4 — INVESTMENTS

The amortized cost and fair value of investment securities available-for-sale and securities held-to-maturity, with gross unrealized gains and losses, at December 31 follows:

Amortized Cost and Fair Value of Investment Portfolio

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2016
Securities available-for-sale:
U.S. Government agencies	$—	$—	$—	$—
Municipal securities	12,731	588	—	13,319
Residential agency pass-through securities	194,175	945	(2,355)	192,765
Residential collateralized mortgage obligations	93,980	615	(185)	94,410
Commercial mortgage-backed obligations	15,912	—	(415)	15,497
Asset-backed securities	84,955	211	(1,215)	83,951
Corporate and other securities	1,479	—	(159)	1,320
Equity securities	1,250	—	(11)	1,239
Total securities available-for-sale	$404,482	$2,359	$(4,340)	$402,501

Securities held-to-maturity:
Residential agency pass-through securities	$34,063	$537	$(47)	$34,553
Residential collateralized mortgage obligations	6,730	87	—	6,817
Commercial mortgage-backed obligations	46,851	526	—	47,377
Asset-backed securities	4,108	—	(27)	4,081
Total securities held-to-maturity	$91,752	$1,150	$(74)	$92,828

2015
Securities available-for-sale:
U.S. Government agencies	$503	$11	$—	$514
Municipal securities	14,049	747	—	14,796
Residential agency pass-through securities	130,041	1,500	(81)	131,460
Residential collateralized mortgage obligations	151,928	646	(943)	151,631
Commercial mortgage-backed obligations	4,856	—	(100)	4,756
Asset-backed securities	79,941	104	(925)	79,120
Corporate and other securities	1,463	37	—	1,500
Equity securities	1,250	—	(93)	1,157
Total securities available-for-sale	$384,031	$3,045	$(2,142)	$384,934

Securities held-to-maturity:
Residential agency pass-through securities	$41,012	$831	$(53)	$41,790
Residential collateralized mortgage obligations	7,723	69	—	7,792
Commercial mortgage-backed obligations	54,028	—	(1,367)	52,661
Asset-backed securities	5,394	—	(8)	5,386
Total securities held-to-maturity	$108,157	$900	$(1,428)	$107,629

In 2014, commercial mortgage-backed securities (“MBS”) with a fair market value of $58.5 million were transferred from available-for-sale to held-to-maturity. These securities had an aggregate unrealized loss of $2.2 million ($1.5 million, net of tax) on the date of transfer. The net unamortized, unrealized loss on the transferred securities included in accumulated other comprehensive pre-tax income in the accompanying balance sheet as of December 31, 2015 totaled $1.7 million. This amount was amortized out of accumulated other comprehensive income over the remaining life of the underlying securities as an adjustment of the yield on those securities. As a result, the amortized cost of these investments of $54.0 million is higher than the $52.3 million carrying value of the securities as of December 31, 2015. There were no transfers of securities during the years ended December 31, 2016 and 2015.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

At December 31, 2016 and 2015, investment securities with a fair market value of $152.2 million and $154.9 million, respectively, were pledged to secure repurchase agreements, to secure public and trust deposits, to secure interest rate swaps, and for other purposes as required and permitted by law.

At December 31, 2016 and 2015, commercial mortgage-backed obligations include $56.7 million and $51.1 million, respectively, of delegated underwriting and servicing (“DUS”) bonds collateralized by multi-family properties and backed by an agency of the United States government, and $6.0 million of private-label securities collateralized by commercial properties.

At December 31, 2016 and 2015, included within the asset-backed securities balance of $85 million are collateralized loan obligations totaling $33.9 million at December 31, 2016 and $43.8 million at December 31, 2015. Included in these amounts are $4.1 million and $5.4 million of a security equally collateralized by the Federal Family Education loan Program and Private Student Loan Programs as of December 31, 2016 and December 31, 2015, respectively.

The amortized cost and fair value of investment securities available-for-sale and held-to-maturity aggregated by maturity at December 31, 2016 is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of the Company’s residential agency-pass through securities and residential collateralized mortgage obligations are backed by an agency of the United States government. None of our residential agency-pass through securities and residential collateralized mortgage obligations are private-label securities.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Maturities of Investment Portfolio

	December 31, 2016
	Amortized	Fair
	Cost	Value
Securities available-for-sale:
U.S. Government agencies
Due under one year	$—	$—
Municipal securities
Due after five years through ten years	5,823	6,023
Due after ten years	6,908	7,296
Residential agency pass-through securities
Due after five years through ten years	17,320	17,789
Due after ten years	176,855	174,976
Residential collateralized mortgage obligations
Due after five years through ten years	14,723	14,742
Due after ten years	79,257	79,668
Commercial mortgage-backed obligations
Due after one year through five years	7,476	7,297
Due after ten years	8,436	8,200
Asset-backed securities
Due after five years through ten years	23,304	22,755
Due after ten years	61,651	61,196
Corporate and other securities
Due after ten years	1,479	1,320
Equity securities
Due after ten years	1,250	1,239
Total securities available-for-sale	$404,482	$402,501

Securities held-to-maturity:
Residential agency pass-through securities
Due after ten years	$34,063	$34,553
Residential collateralized mortgage obligations
Due after ten years	6,730	6,817
Commercial mortgage-backed obligations
Due after five years through ten years	46,851	47,377
Asset-backed securities
Due after ten years	4,108	4,081
Total securities held-to-maturity	$91,752	$92,828

Sales of investment securities available-for-sale for the years ended December 31, 2016, 2015 and 2014 are as follows:

	December 31,
	2016	2015	2014
Proceeds from sales	$65,695	$3,095	$161,434
Gross realized gains	94	54	427
Gross realized losses	(181)	—	(247)

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Management evaluates its investments quarterly for other than temporary impairment, relying primarily on industry analyst reports, observation of market conditions and interest rate fluctuations. The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position for securities with unrealized losses at December 31, 2016 and 2015. None of the securities are deemed to be other than temporarily impaired since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, as all but one of the bonds are issued by United States government agencies with the remaining bond being partially guaranteed by a government agency, and it is more likely than not that the Company will not have to sell the investments before recovery of their amortized cost basis. At December 31, 2016, there are 6 securities in a loss position for twelve months or more. At December 31, 2015, 18 securities were in a loss position for twelve months or more.

Investment Portfolio Gross Unrealized Losses and Fair Value

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2016
Securities available-for-sale:
Residential agency mortgage-backed securities	$—	$—	$138,759	$(2,355)	$138,759	$(2,355)
Residential collateralized mortgage obligations	—	—	30,650	(185)	30,650	(185)
Commercial mortgage-backed obligations	—	—	15,497	(415)	15,497	(415)
Asset-backed securities	23,539	(385)	37,580	(830)	61,119	(1,215)
Equity securities	—	—	1,320	(170)	1,320	(170)

Total temporarily impaired available-for-sale securities	$23,539	$(385)	$223,806	$(3,955)	$247,345	$(4,340)

Securities held-to-maturity:
Residential collateralized mortgage obligations	$—	$—	$3,830	$(47)	$3,830	$(47)
Commercial mortgage-backed obligations	—	—	—	—	—	—
Asset-backed securities	4,081	(27)	—	—	4,081	(27)

Total temporarily impaired held-to-maturity securities	$4,081	$(27)	$3,830	$(47)	$7,911	$(74)

December 31, 2015
Securities available-for-sale:
Residential agency mortgage-backed securities	$14,785	$(37)	$3,489	$(44)	$18,274	$(81)
Residential collateralized mortgage obligations	43,563	(306)	27,718	(637)	71,281	(943)
Commercial mortgage-backed obligations	4,756	(100)	—	—	4,756	(100)
Asset-backed securities	18,651	(190)	45,263	(735)	63,914	(925)
Equity securities	1,157	(93)	—	—	1,157	(93)

Total temporarily impaired available-for-sale securities	$82,912	$(726)	$76,470	$(1,416)	$159,382	$(2,142)

Securities held-to-maturity:
Residential collateralized mortgage obligations	$4,456	$(53)	$—	$—	4,456	(53)
Commercial mortgage-backed obligations	18,736	(370)	33,925	(997)	52,661	(1,367)
Asset-backed securities	—	—	5,386	(8)	5,386	(8)

Total temporarily impaired held-to-maturity securities	$23,192	$(423)	$39,311	$(1,005)	$62,503	$(1,428)

The Company has nonmarketable equity securities consisting of investments in several unaffiliated financial institutions, as well as the investments in five statutory trusts. These investments totaled $17.5 million and $11.4 million at December 31, 2016 and 2015, respectively. Included in these amounts were $14.9 million and $10.0 million of FHLB stock at December 31, 2016 and 2015, respectively. All nonmarketable equity securities were evaluated for impairment as of December 31, 2016 and 2015. The following factors have been considered in determining the carrying amount of FHLB stock: (1) management’s current belief that the Company has sufficient liquidity to meet all operational needs in the foreseeable future and would not need to dispose of the stock below recorded amounts, (2) management’s belief that the FHLB has the ability to absorb economic losses given the expectation that the FHLB has a high degree of government support and (3) redemptions and purchases of the stock are at the discretion of the FHLB. At December 31, 2016 and 2015, the Company estimated that the fair values of nonmarketable equity securities equaled or exceeded the cost of each of these investments and, therefore, the investments were not impaired.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 5 — LOANS AND ALLOWANCE FOR LOAN LOSSES

The Company’s loan portfolio was comprised of the following at December 31:

	2016			2015
	PCI loans	All other loans	Total	PCI loans	All other loans	Total
Commercial:
Commercial and industrial	$3,920	$383,481	$387,401	$4,825	$242,082	$246,907
Commercial real estate (CRE) - owner-occupied	15,401	352,152	367,553	21,388	309,834	331,222
CRE - investor income producing	30,700	712,407	743,107	32,371	473,739	506,110
AC&D - 1-4 family construction	—	82,707	82,707	465	31,797	32,262
AC&D - lots, land, & development	8,074	97,288	105,362	4,797	39,614	44,411
AC&D - CRE	—	194,732	194,732	—	87,452	87,452
Other commercial	1,962	10,938	12,900	1,870	6,731	8,601
Total commercial loans	60,057	1,833,705	1,893,762	65,716	1,191,249	1,256,965

Consumer:
Residential mortgage	21,472	239,049	260,521	23,420	200,464	223,884
Home equity lines of credit (HELOC)	1,088	175,711	176,799	1,580	155,798	157,378
Residential construction	2,470	56,590	59,060	3,685	68,486	72,171
Other loans to individuals	368	18,537	18,905	516	28,300	28,816
Total consumer loans	25,398	489,887	515,285	29,201	453,048	482,249
Total loans	85,455	2,323,592	2,409,047	94,917	1,644,297	1,739,214
Deferred fees	—	3,139	3,139	—	2,601	2,601
Total loans, net of deferred fees	$85,455	$2,326,731	$2,412,186	$94,917	$1,646,898	$1,741,815

At December 31, 2016 and 2015, the Company had sold participations in loans aggregating $20.2 million and $12.5 million, respectively, to other financial institutions on a nonrecourse basis. Collections on loan participations and remittances to participating institutions conform to customary banking practices.

The Bank accepts residential mortgage loan applications and funds loans of qualified borrowers. Funded loans are sold with limited recourse to investors under the terms of pre-existing commitments. The Bank executes all of its loan sales agreements under best efforts contracts with investors. From time to time, the Company may choose to hold certain mortgage loans on balance sheet. In addition, as part of the Provident Community merger, the Company serviced $2.3 million and $2.8 million residential mortgage loans for the benefit of others as of December 31, 2016 and 2015, respectively.

Loans sold are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions. The Company’s exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since only a few loans have been returned to the Company, the amount of total loans sold does not necessarily represent future cash requirements. Total loans sold with limited recourse in 2016 and 2015 was $114 million and $98.7 million, respectively.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The outstanding principal balance and the carrying amount of acquired loans that were recorded at fair value at the acquisition date that are included in the consolidated balance sheet at December 31, 2016 and 2015 were as follows:

	2016			2015
	PCI loans	Purchased Performing loans	Total	PCI loans	Purchased Performing loans	Total
Outstanding principal balance	$109,805	$542,269	$652,074	$120,958	$282,081	$403,039
Carrying amount:
Commercial and industrial	3,920	47,958	51,878	4,825	6,345	11,170
CRE - owner-occupied	15,401	95,891	111,292	21,388	82,204	103,592
CRE - investor income producing	30,700	191,681	222,381	32,371	49,105	81,476
AC&D - 1-4 family construction	—	14,336	14,336	465	—	465
AC&D - lots, land, & development	8,074	33,700	41,774	4,797	3,432	8,229
AC&D - CRE	—	17,267	17,267	—	—	—
Other commercial	1,962	1,286	3,248	1,870	333	2,203
Residential mortgage	21,472	60,880	82,352	23,420	69,632	93,052
HELOC	1,088	73,870	74,958	1,580	69,577	71,157
Residential construction	2,470	908	3,378	3,685	1,642	5,327
Other loans to individuals	368	1,067	1,435	516	1,468	1,984
	$85,455	$538,844	$624,299	$94,917	$283,738	$378,655

Concentrations of Credit - Loans are primarily made within the Company’s operating footprint of North Carolina, South Carolina, Georgia and Virginia. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions. The commercial loan portfolio has concentrations in business loans secured by real estate including construction loans and real estate development loans. Primary concentrations in the consumer loan portfolio include home equity lines of credit and residential mortgages. At December 31, 2016 and December 31, 2015, the Company had no loans outstanding with non-United States entities.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Allowance for Loan Losses - The following table presents, by portfolio segment, the activity in the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014.

	Commercial and industrial	CRE - owner- occupied	CRE - investor income producing	AC&D	AC&D-1-4 family construction	AC&D- lots, land, & development	AC&D- CRE	Other commercial	Residential mortgage	HELOC	Residential construction	Other loans to individuals	Total
For the year ended December 31, 2016
Allowance for Loan Losses, excluding PCI:
Balance, beginning of year	$1,821	$1,135	$2,099	$—	$247	$278	$679	$69	$672	$1,337	$461	$266	$9,064
Provision for loan losses	920	157	449		280	(37)	805	56	142	(15)	(37)	(205)	2,515
Charge-offs	(80)	(8)	—		—	(32)	—		(48)	(134)	(19)	(73)	(394)
Recoveries	59	2	35		40	317	—	1	75	203	30	178	940
Net (charge-offs) recoveries	(21)	(6)	35	—	40	285	—	1	27	69	11	105	546
Ending balance	$2,720	$1,286	$2,583	$—	$567	$526	$1,484	$126	$841	$1,391	$435	$166	$12,125

PCI Impairment Allowance for Loan Losses:
Balance, beginning of year	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
PCI impairment charge-offs	(3)		(15)	—	—	—	—	—	(14)	(10)	—	—	(42)
PCI impairment recoveries	—	—	—	—	—	—	—	—	—	—	—	—	—
Net PCI impairment charge-offs	(3)	—	(15)	—	—	—	—	—	(14)	(10)	—	—	(42)
Reversal of PCI impairment	3	—	15	—	—	—	—	—	14	10	—	—	42
Benefit attributable to FDIC loss share agreements	—	—	—	—	—	—	—	—	—	—	—	—	—
Total provision for loan losses charged to operations	3	—	15	—	—	—	—	—	14	10	—	—	42
Provision for loan losses recorded through FDIC loss share receivable	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending balance	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total Allowance for Loan Losses	$2,720	$1,286	$2,583	$—	$567	$526	$1,484	$126	$841	$1,391	$435	$166	$12,125

For the year ended December 31, 2015
Allowance for Loan Losses, excluding PCI:
Balance, beginning of year	$1,563	$721	$1,751	$—	$458	$591	$395	$32	$443	$1,651	$542	$115	$8,262
Provision for loan losses	338	413	116		(219)	(661)	284	76	307	(242)	32	145	589
Charge-offs	(213)	—	(34)		—	—	—	(39)	(176)	(184)	(129)	(56)	(831)
Recoveries	133	1	266		8	348	—	—	98	112	16	62	1,044
Net (charge-offs) recoveries	(80)	1	232	—	8	348	—	(39)	(78)	(72)	(113)	6	213
Ending balance	$1,821	$1,135	$2,099	$—	$247	$278	$679	$69	$672	$1,337	$461	$266	$9,064

PCI Impairment Allowance for Loan Losses:
Balance, beginning of year	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
PCI impairment charge-offs	(51)	—	(39)	—	—	—	—	—	(96)	—	—	—	(186)
PCI impairment recoveries	—	—	—	—	—	—	—	—	—	—	—	—	—
Net PCI impairment charge-offs	(51)	—	(39)	—	—	—	—	—	(96)	—	—	—	(186)
Reversal of PCI impairment	51	—	39	—	—	—	—	—	96	—	—	—	186
Benefit attributable to FDIC loss share agreements	—	—	(22)	—	—	—	—	—	(30)	—	—	—	(52)
Total provision for loan losses charged to operations	51	—	17	—	—	—	—	—	66	—	—	—	134
Provision for loan losses recorded through FDIC loss share receivable	—	—	22	—	—	—	—	—	30	—	—	—	52
Ending balance	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total Allowance for Loan Losses	$1,821	$1,135	$2,099	$—	$247	$278	$679	$69	$672	$1,337	$461	$266	$9,064

For the year ended December 31, 2014
Allowance for Loan Losses, excluding PCI:
Balance, beginning of year	$1,491	$399	$1,797	$—	$839	$1,751	$299	$25	$358	$1,050	$390	$72	$8,471
Provision for loan losses	(254)	252	123		(464)	(2,871)	96	6	48	1,384	296	29	(1,355)
Charge-offs	(161)	(193)	(292)	—	(15)	(16)	—	—	(161)	(852)	(201)	(50)	(1,941)
Recoveries	487	263	123	—	98	1,727	—	1	198	69	57	64	3,087
Net (charge-offs) recoveries	326	70	(169)	—	83	1,711	—	1	37	(783)	(144)	14	1,146
Ending balance	$1,563	$721	$1,751	$—	$458	$591	$395	$32	$443	$1,651	$542	$115	$8,262

PCI Impairment Allowance for Loan Losses:
Balance, beginning of year	$—	$—	$360	$—	$—	$—	$—	$—	$—	$—	$—	$—	$360
PCI impairment charge-offs	—	—	(6)	—	—	—	—	—	(1)	(144)	—	—	(151)
PCI impairment recoveries	—	—	—	—	—	—	—	—	—	—	—	—	—
Net PCI impairment charge-offs	—	—	(6)	—	—	—	—	—	(1)	(144)	—	—	(151)
PCI provision for loan losses	—	—	(354)	—	—	—	—	—	1	144	—	—	(209)
Benefit attributable to FDIC loss share agreements	—	—	278	—	—	—	—	—	—	—	—	—	278
Total provision for loan losses charged to operations	—	—	(76)	—	—	—	—	—	1	144	—	—	69
Provision for loan losses recorded through FDIC loss share receivable	—	—	(278)	—	—	—	—	—	—	—	—	—	(278)
Ending balance	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total Allowance for Loan Losses	$1,563	$721	$1,751	$—	$458	$591	$395	$32	$443	$1,651	$542	$115	$8,262

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The following table presents, by portfolio segment, the balance in the allowance for loan losses disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans at December 31, 2016 and 2015.

	Commercial and industrial	CRE - owner- occupied	CRE - investor income producing	AC &D	AC&D-1-4 family construction	AC&D- lots, land, & development	AC&D- CRE	Other commercial	Residential mortgage	HELOC	Residential construction	Other loans to individuals	Total

At December 31, 2016
Allowance for Loan Losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$178	$20	$—	$198
Collectively evaluated for impairment	2,720	1,286	2,583	—	567	526	1,484	126	841	1,213	415	166	11,927
	2,720	1,286	2,583	—	567	526	1,484	126	841	1,391	435	166	12,125
Purchased credit-impaired	—	—	—	—	—	—	—	—	—	—	—	—	—
Total	$2,720	$1,286	$2,583	$—	$567	$526	$1,484	$126	$841	$1,391	$435	$166	$12,125

Recorded Investment in Loans:
Individually evaluated for impairment	$—	$1,006	$1,951	$—	$—	$622	$—	$211	$2,014	$2,392	$243	$—	$8,439
Collectively evaluated for impairment	383,481	351,146	710,456	—	82,707	96,666	194,732	10,727	237,035	173,319	56,347	18,537	2,315,153
	383,481	352,152	712,407	—	82,707	97,288	194,732	10,938	239,049	175,711	56,590	18,537	2,323,592
Purchased credit-impaired	3,920	15,401	30,700	—	—	8,074	—	1,962	21,472	1,088	2,470	368	85,455
Total	$387,401	$367,553	$743,107	$—	$82,707	$105,362	$194,732	$12,900	$260,521	$176,799	$59,060	$18,905	$2,409,047

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

	Commercial and industrial	CRE - owner- occupied	CRE - investor income producing	AC &D	AC&D-1-4 family construction	AC&D- lots, land, & development	AC&D- CRE	Other commercial	Residential mortgage	HELOC	Residential construction	Other loans to individuals	Total

At December 31, 2015
Allowance for Loan Losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$192	$—	$—	$192
Collectively evaluated for impairment	1,821	1,135	2,099	—	247	278	679	69	672	1,145	461	266	8,872
	1,821	1,135	2,099	—	247	278	679	69	672	1,337	461	266	9,064
Purchased credit-impaired	—	—	—	—	—	—	—	—	—	—	—	—	—
Total	$1,821	$1,135	$2,099	$—	$247	$278	$679	$69	$672	$1,337	$461	$266	$9,064

Recorded Investment in Loans:
Individually evaluated for impairment	$—	$1,266	$440	$—	$—	$723	$—	$—	$1,304	$1,381	$238	$—	$5,352
Collectively evaluated for impairment	242,082	308,568	473,299	—	31,797	38,891	87,452	6,731	199,160	154,417	68,248	28,300	1,638,945
	242,082	309,834	473,739	—	31,797	39,614	87,452	6,731	200,464	155,798	68,486	28,300	1,644,297
Purchased credit-impaired	4,825	21,388	32,371	—	465	4,797	—	1,870	23,420	1,580	3,685	516	94,917
Total	$246,907	$331,222	$506,110	$—	$32,262	$44,411	$87,452	$8,601	$223,884	$157,378	$72,171	$28,816	$1,739,214

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The Company’s loan loss allowance methodology includes four components, as described below:

1)          Specific Reserve Component. Specific reserves represent the current impairment estimate on specific loans, for which it is probable that the Company will be unable to collect all amounts due according to contractual terms based on current information and events. Impairment measurement reflects only a deterioration of credit quality and not changes in market rates that may cause a change in the fair value of the impaired loan. The amount of impairment may be measured in one of three ways, including (i) calculating the present value of expected future cash flows, discounted at the loan’s interest rate implicit in the original document and deducting estimated selling costs, if any; (ii) observing quoted market prices for identical or similar instruments traded in active markets, or employing model-based valuation techniques for which all significant assumptions are observable in the market; and (iii) determining the fair value of collateral, which is utilized for both collateral-dependent loans and for loans when foreclosure is probable.

2)          Quantitative Reserve Component. Quantitative reserves represent the current loss contingency estimate on pools of loans, which is an estimate of the amount for which it is probable that the Company will be unable to collect all amounts due on homogeneous groups of loans according to contractual terms should one or more events occur, excluding those loans specifically identified above.

The historical loss experience of the Company is collected quarterly by evaluating internal loss data. The estimated historical loss rates are grouped by loan product type. The Company utilizes average historical losses to represent management’s estimate of losses inherent in a particular portfolio. The historical look back period is estimated by loan type, and the Company applies the appropriate historical loss period which best reflects the inherent loss in the applicable portfolio considering prevailing market conditions. The historical look back period utilized by management for all loan types was 15 quarters for both 2016 and 2015.

The Company also performs a quantitative calculation on the acquired purchased performing loan portfolio. There is no allowance for loan losses established at the acquisition date for purchased performing loans. The historical loss experience discussed above is applied to the acquired purchased performing loan portfolio and the result is compared to the remaining fair value mark on this portfolio. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition. This analysis indicated a need for a $257 thousand and $178 thousand provision for loan losses for the acquired purchased performing portfolio at December 31, 2016 and 2015, respectively. The remaining mark on the acquired purchased performing loan portfolio was $3.4 million and $2.1 million at December 31, 2016 and 2015, respectively.

3)           Qualitative Reserve Component. Qualitative reserves represent an estimate of the amount for which it is probable that environmental or other relevant factors will cause the aforementioned loss contingency estimate to differ from the Company’s historical loss experience or other assumptions. These factors include portfolio trends, portfolio concentrations, economic and market conditions, changes in lending practices, changes in loan review systems, geographical considerations and other factors. Each of the factors, except other factors, can range from 0.00% (not applicable) to 0.15% (very high). Other factors are reviewed on a situational basis and are adjusted in 5 basis point increments, up or down, with a maximum of 0.50%. Details of the seven environmental factors for inclusion in the allowance methodology are as follows:

i.                                          Portfolio trends, which may relate to such factors as type or level of loan origination activity, changes in asset quality (i.e., past due, special mention, non-performing) and/or changes in collateral values;

ii.                                       Portfolio concentrations, which may relate to individual borrowers and/or guarantors, geographic regions, industry sectors, loan types and/or other factors;

iii.                                    Economic and market trends, which may relate to trends and/or levels of gross domestic production, unemployment, bankruptcies, foreclosures, housing starts, housing prices, equity prices, competitor activities and/or other factors;

iv.                                   Changes in lending practices, which may relate to changes in credit policies, procedures, systems or staff;

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

v.                                    Changes in loan review system, which may introduce variation in loan grading, collateral adequacy and valuation and impairment classification;

vi.                                   Geographical considerations, which may relate to economic and/or environmental issues unique to a geographical area including but not limited to elimination of a major employer, natural disaster, or long-term states of emergency; and

vii.                                Other factors, which is intended to capture the incremental adjustment, by loan type, to internally calculated minimum reserves as well as environmental factors not specifically identified above.

In addition, qualitative reserves on purchased performing loans are based on the Company’s judgment around the timing difference expected to occur between accretion of the fair market value credit adjustment and realization of actual loan losses.

4)          Reserve on PCI Loans. In determining the acquisition date fair value of PCI loans, and in subsequent accounting, the Company generally aggregates purchased loans into pools of loans with common risk characteristics. Expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows of the pool is reasonably estimable. Subsequent to the acquisition date, significant increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses. In pools where impairment has already been recognized, an increase in cash flows will result in a reversal of prior impairment. Management analyzes these acquired loan pools using various assessments of risk to determine and calculate an expected loss. The expected loss is derived using an estimate of a loss given default based upon the collateral type and/or specific review by loan officers of loans generally greater than $1.0 million, and the probability of default that was determined based upon management’s review of the loan portfolio. Trends are reviewed in terms of traditional credit metrics such as accrual status, past due status, and weighted average risk grade of the loans within each of the accounting pools. In addition, the relationship between the change in the unpaid principal balance and change in the fair value mark is assessed to correlate the directional consistency of the expected loss for each pool.

There were no outstanding reserves on PCI loans as of December 31, 2016 and 2015.

The Company evaluates and estimates off-balance sheet credit exposure at the same time it estimates credit losses for loans by a similar process. These estimated credit losses are not recorded as part of the allowance for loan losses, but are recorded to a separate liability account by a charge to income, if material. Loan commitments, unused lines of credit and standby letters of credit make up the off-balance sheet items reviewed for potential credit losses. At both December 31, 2016 and 2015, $125 thousand was recorded as an other liability for off-balance sheet credit exposure.

Credit Quality Indicators - The Company uses several credit quality indicators to manage credit risk in an ongoing manner. The Company’s primary credit quality indicator is an internal credit risk rating system that categorizes loans into pass, special mention, or classified categories. Credit risk ratings are applied individually to those classes of loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. These are typically loans to businesses or individuals in the classes that comprise the commercial portfolio segment. Groups of loans that are underwritten and structured using standardized criteria and characteristics, such as statistical models (e.g., credit scoring or payment performance), are typically risk rated and monitored collectively. These are typically loans to individuals in the classes that comprise the consumer portfolio segment.

The following are the definitions of the Company’s credit quality indicators:

Pass:

Loans in classes that comprise the commercial and consumer portfolio segments that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. PCI loans that were recorded at estimated fair value on the acquisition date are generally assigned a “pass” loan grade because their net financial statement value is based on the present value of expected cash flows. Management believes there is a low likelihood of loss related to those loans that are considered pass.

Special Mention:

Loans in classes that comprise the commercial and consumer portfolio segments that have potential weaknesses that deserve management’s close attention. If not addressed, these potential weaknesses may result in deterioration of the repayment prospects for the loan. Management believes there is a moderate likelihood of some loss related to those loans that are considered special mention.

Classified:

Loans in the classes that comprise the commercial and consumer portfolio segments that are inadequately protected by the sound worth and paying capacity of the borrower or of the collateral pledged, if any. Management believes that there is a distinct possibility that the Company will sustain some loss if the deficiencies related to classified loans are not corrected in a timely manner.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The Company’s credit quality indicators are periodically updated on a case-by-case basis. The following tables present the recorded investment in the Company’s loans as of December 31, 2016 and 2015, by loan class and by credit quality indicator.

	As of December 31, 2016
			CRE-
	Commercial	CRE-	Investor	AC&D-1-4	AC&D- lots,
	and	Owner	Income	family	land, &	AC&D-	Other	Total
	Industrial	Occupied	Producing	construction	development	CRE	Commercial	Commercial
Pass	$378,592	$356,215	$735,698	$82,708	$102,147	$194,733	$12,568	$1,862,661
Special mention	7,229	7,779	3,276	—	2,727	—	—	21,011
Classified	1,580	3,560	4,133	—	489	—	331	10,093
Total	$387,401	$367,554	$743,107	$82,708	$105,363	$194,733	$12,899	$1,893,765

	Residential		Residential	Other Loans to	Total
	Mortgage	HELOC	Construction	Individuals	Consumer
Pass	$252,934	$168,461	$58,487	$18,712	$498,594
Special mention	4,707	5,732	312	14	10,765
Classified	2,880	2,607	262	180	5,929
Total	$260,521	$176,800	$59,061	$18,906	$515,288
Total Loans					$2,409,053

	As of December 31, 2015
			CRE-		AC&D-
	Commercial	CRE-	Investor	AC&D-1-4	lots,
	and	Owner	Income	family	land, &	AC&D-	Other	Total
	Industrial	Occupied	Producing	construction	development	CRE	Commercial	Commercial
Pass	$243,228	$316,706	$500,964	$32,262	$43,454	$87,452	$8,467	$1,232,533
Special mention	3,571	11,986	3,824	—	404	—	—	19,785
Classified	108	2,530	1,322	—	553	—	134	4,647
Total	$246,907	$331,222	$506,110	$32,262	$44,411	$87,452	$8,601	$1,256,965

	Residential		Residential	Other Loans to	Total
	Mortgage	HELOC	Construction	Individuals	Consumer
Pass	$217,463	$150,217	$71,225	$28,762	$467,667
Special mention	4,690	6,213	457	23	11,383
Classified	1,731	948	489	31	3,199
Total	$223,884	$157,378	$72,171	$28,816	$482,249
Total Loans					$1,739,214

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Aging Analysis of Accruing and Non-Accruing Loans - The Company considers a loan to be past due or delinquent when the terms of the contractual obligation are not met by the borrower. PCI loans are included as a single category in the table below as management believes, regardless of their age, there is a lower likelihood of aggregate loss related to these loan pools. Additionally, PCI loans are discounted to allow for the accretion of income on a level yield basis over the life of the loan based on expected cash flows. Regardless of accruing status, the associated discount on these loan pools results in income recognition. The following table presents, by class, an aging analysis of the Company’s accruing and non-accruing loans as of December 31, 2016 and 2015.

	30-59	60-89	Past Due
	Days	Days	90 Days	PCI		Total
	Past Due	Past Due	or More	Loans	Current	Loans

As of December 31, 2016
Commercial:
Commercial and industrial	$587	$7	$167	$3,920	$382,720	$387,401
CRE - owner-occupied	—	—	385	15,401	351,767	367,553
CRE - investor income producing	169	1,391	1,826	30,700	709,021	743,107
AC&D - 1-4 family construction	—	—	—	—	82,707	82,707
AC&D - lots, land, & development	—	—	—	8,074	97,288	105,362
AC&D - CRE	—	—	—	—	194,732	194,732
Other commercial	—	—	211	1,962	10,727	12,900
Total commercial loans	756	1,398	2,589	60,057	1,828,962	1,893,762

Consumer:
Residential mortgage	328	69	2,940	21,472	235,712	260,521
HELOC	80	1,176	886	1,088	173,569	176,799
Residential construction	8	335	509	2,470	55,738	59,060
Other loans to individuals	46	3	24	368	18,464	18,905
Total consumer loans	462	1,583	4,359	25,398	483,483	515,285
Total loans	$1,218	$2,981	$6,948	$85,455	$2,312,445	$2,409,047

As of December 31, 2015
Commercial:
Commercial and industrial	$18	$28	$78	$4,825	$241,958	$246,907
CRE - owner-occupied	1,273	—	176	21,388	308,385	331,222
CRE - investor income producing	—	—	1,369	32,371	472,370	506,110
AC&D - 1-4 family construction	—	—	—	465	31,797	32,262
AC&D - lots, land, & development	—	—	—	4,797	39,614	44,411
AC&D - CRE	—	—	—	—	87,452	87,452
Other commercial	—	212	—	1,870	6,519	8,601
Total commercial loans	1,291	240	1,623	65,716	1,188,095	1,256,965

Consumer:
Residential mortgage	48	1,037	1,023	23,420	198,356	223,884
HELOC	132	139	204	1,580	155,323	157,378
Residential construction	12	—	306	3,685	68,168	72,171
Other loans to individuals	284	51	—	516	27,965	28,816
Total consumer loans	476	1,227	1,533	29,201	449,812	482,249
Total loans	$1,767	$1,467	$3,156	$94,917	$1,637,907	$1,739,214

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Impaired Loans — For all classes of loans, except PCI loans, loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impaired loans may include all classes of nonaccrual loans and loans modified in a TDR. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the rate implicit in the original loan agreement or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

	December 31, 2016			December 31, 2015
			Related			Related
	Recorded	Unpaid Principal	Allowance For Loan	Recorded	Unpaid Principal	Allowance For Loan
	Investment	Balance	Losses	Investment	Balance	Losses

Impaired Loans with No Related Allowance Recorded:
Commercial:
Commercial and industrial	$—	$—	$—	$—	$—	$—
CRE - owner-occupied	995	1,078	—	1,266	1,312	—
CRE - investor income producing	1,481	1,489	—	440	440	—
AC&D - lots, land, & development	622	748	—	723	842	—
Other commercial	211	211	—	—	—	—
Total commercial loans	3,309	3,526	—	2,429	2,594	—
Consumer:
Residential mortgage	2,052	2,077	—	1,304	1,339	—
HELOC	1,183	1,190	—	157	278	—
Residential construction	—	—	—	238	376	—
Total consumer loans	3,235	3,267	—	1,699	1,993	—
Total impaired loans with no related allowance recorded	$6,544	$6,793	$—	$4,128	$4,587	$—

Impaired Loans with an Allowance Recorded:
Commercial:
Commercial and industrial	$—	$—	$—	$—	$—	$—
CRE - owner-occupied	—	—	—	—	—	—
CRE - investor income producing	463	463	2	—	—	—
AC&D - lots, land, & development	—	—	—	—	—	—
Other commercial	—	—	—	—	—	—
Total commercial loans	463	463	2	—	—	—
Consumer:
Residential mortgage	—	—	—	—	—	—
HELOC	1,224	1,248	176	1,224	1,248	192
Residential construction	243	243	20	—	—	—
Other loans to individuals	—	—	—	—	—	—
Total consumer loans	1,467	1,491	196	1,224	1,248	192
Total impaired loans with an allowance recorded	$1,930	$1,954	$198	$1,224	$1,248	$192

Total Impaired Loans Individually Reviewed for Impairment
Commercial:
Commercial and industrial	$—	$—	$—	$—	$—	$—
CRE - owner-occupied	995	1,078	—	1,266	1,312	—
CRE - investor income producing	1,944	1,952	2	440	440	—
AC&D - lots, land, & development	622	748	—	723	842	—
Other commercial	211	211	—	—	—	—
Total commercial loans	3,772	3,989	2	2,429	2,594	—
Consumer:
Residential mortgage	2,052	2,077	—	1,304	1,339	—
HELOC	2,407	2,438	176	1,381	1,526	192
Residential construction	243	243	20	238	376	—
Other loans to individuals	—	—	—	—	—	—
Total consumer loans	4,702	4,758	196	2,923	3,241	192

Total Impaired Loans Individually Reviewed for Impairment	$8,474	$8,747	$198	$5,352	$5,835	$192

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The average recorded investment and interest income recognized on impaired loans, by class, for the years ended December 31, 2016, 2015 and 2014 is shown in the table below.

	December 31, 2016		December 31, 2015		December 31, 2014
	Average	Interest	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income	Recorded	Income
	Investment	Recognized	Investment	Recognized	Investment	Recognized
Impaired Loans with No Related Allowance Recorded:
Commercial:
Commercial and industrial	$180	$—	$—	$—	$382	$19
CRE - owner-occupied	1,125	7	2,082	—	2,090	54
CRE - investor income producing	1,125	—	567	23	620	24
AC&D - lots, land, & development	675	36	896	52	1,034	98
Other Construction	—	—	—	—	—	—
Other commercial	169	8	—	—	60	4
Total commercial loans	3,274	51	3,545	75	4,186	199
Consumer:
Residential mortgage	1,855	22	941	5	1,689	31
HELOC	522	1	381	9	1,390	19
Residential construction	105	—	260	—	80	—
Other loans to individuals	—	—	—	—	23	1
Total consumer loans	2,482	23	1,582	14	3,182	51
Total impaired loans with no related allowance recorded	$5,756	$74	$5,127	$89	$7,368	$250

Impaired Loans with an Allowance Recorded:
Commercial:
Commercial and industrial	$—	$—	$—	$—	$224	$—
CRE - owner-occupied	—	—	—	—	695	20
CRE - investor income producing	187	23	—	—	1,052	9
AC&D - 1-4 family construction	—	—	—	—	19	—
AC&D - lots, land, & development	—	—	73	3	243	16
Other commercial	—	—	—	—	176	8
Total commercial loans	187	23	73	3	2,409	53
Consumer:
Residential mortgage	55	—	542	18	1,825	42
HELOC	1,225	41	1,225	41	1,597	29
Residential construction	145	—	—	—	267	1
Other loans to individuals	—	—	—	—	42	4
Total consumer loans	1,425	41	1,767	59	3,731	76
Total impaired loans with an allowance recorded	$1,612	$64	$1,840	$62	$6,140	$129

Total Impaired Loans Individually Reviewed for Impairment
Commercial:
Commercial and industrial	$180	$—	$—	$—	$606	$19
CRE - owner-occupied	1,125	7	2,082	—	2,785	74
CRE - investor income producing	1,312	23	567	23	1,672	33
AC&D - 1-4 family construction	—	—	—	—	19
AC&D - lots, land, & development	675	36	969	55	1277	114
Other commercial	169	8	—	—	236	12
Total commercial loans	3,461	74	3,618	78	6,595	252
Consumer:
Residential mortgage	1,910	22	1,483	23	3,514	73
HELOC	1,747	42	1,606	50	2,987	48
Residential construction	250	—	260	—	347	1
Other loans to individuals	—	—	—	—	65	5
Total consumer loans	3,907	64	3,349	73	6,913	127

Total Impaired Loans Individually Reviewed for Impairment	$7,368	$138	$6,967	$151	$13,508	$379

Other Impaired Loans	$—	$—	$2,798	$39	$—	$—

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

During the year ended December 31, 2016, the Company recognized $297 thousand of interest income with respect to impaired loans, specifically accruing TDRs, within the period the loans were impaired. During the year ended December 31, 2015, the Company recognized $190 thousand of interest income with respect to impaired loans, specifically accruing TDRs, within the period the loans were impaired. During the year ended December 31, 2014, the Company recognized $379 thousand of interest income with respect to impaired loans, specifically accruing TDRs, within the period the loans were impaired.

Nonaccrual and Past Due Loans - It is the general policy of the Company to place a loan on nonaccrual status when there is a probable loss or when there is reasonable doubt that all principal and interest will be collected, or when it is over 90 days past due. At December 31, 2016 and 2015, there were $1.2 million and $1.2 million, respectively, in loans past due 90 days or more and accruing interest. These loans are secured and considered fully collectible at December 31, 2016 and 2015. The recorded investment in nonaccrual loans at December 31, 2016 and 2015 follows:

	2016	2015
Commercial:
Commercial and industrial	$167	$97
CRE - owner-occupied	1,085	1,266
CRE - investor income producing	2,193	318
AC&D - lots, land, & development	33	6
Other commercial	210	—
Total commercial loans	3,688	1,687
Consumer:
Residential mortgage	2,458	1,333
HELOC	2,312	762
Residential construction	242	467
Other loans to individuals	119	77
Total consumer loans	5,131	2,639
Total nonaccrual loans	$8,819	$4,326

Interest income included in the results of operations for 2016, 2015 and 2014, with respect to loans that subsequently went to nonaccrual, totaled $74 thousand, $78 thousand and $158 thousand, respectively. If interest on these loans had been accrued in accordance with their original terms, interest income would have increased by $1.1 million, $1.0 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Purchased Credit-Impaired Loans — PCI loans had an unpaid principal balance of $109.8 million and a carrying value of $85.5 million at December 31, 2016. PCI loans had an unpaid principal balance of $121.0 million and a carrying value of $94.9 million at December 31, 2015. PCI loans represented 2.6% and 3.8% of total assets at December 31, 2016 and 2015, respectively. Determining the fair value of the PCI loans required the Company to estimate cash flows expected to result from those loans and to discount those cash flows at appropriate rates of interest and taking into account prepayment assumptions. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans and is called the accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and is called the nonaccretable difference. In accordance with GAAP, there was no carry-over of previously established allowance for loan losses from acquired companies.

In conjunction with the First Capital acquisition, the PCI loan portfolio was accounted for at fair value as follows:

1/1/2016

Contractual principal and interest at acquisition	$23,023
Nonaccretable difference	(3,120)
Expected cash flows at acquisition	19,903
Accretable yield	(1,663)

Basis in PCI loans at acquisition - estimated fair value	$18,240

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

A summary of changes in the accretable yield for PCI loans for the years ended December 31, 2016, 2015 and 2014 follows.

Accretable yield table

	2016	2015	2014
Accretable yield, beginning of year	$32,509	$40,540	$39,249
Addition from acquisitions	1,663	—	5,589
Interest income	(11,247)	(12,603)	(15,766)
Reclassification of nonaccretable difference due to improvement in expected cash flows	5,135	4,258	9,886
Other changes, net	1,548	314	1,582
Accretable yield, end of year	$29,608	$32,509	$40,540

Troubled Debt Restructuring - In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a TDR. Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. All loan modifications are made on a case-by-case basis.

The Company allocated $198 thousand and $192 thousand, respectively, of specific reserves to customers whose loan terms have been modified in a TDR as of December 31, 2016 and December 31, 2015. As of December 31, 2016, the Company had 11 TDR loans totaling $2.9 million, of which $374 thousand are nonaccrual loans. As of December 31, 2015, the Company had 14 TDR loans totaling $3.3 million, of which $466 thousand are nonaccrual loans.

The following table presents a breakdown of the types of concessions made by loan class during the twelve-month period ended December 31, 2016 and 2015:

	Year ended December 31, 2016			Year ended December 31, 2015
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Below market interest rate:
AC&D- lots, land & development	1	$226	$166	—	$—	$—
Total	1	226	166	—	—	—

Extended payment terms:
AC&D- lots, land & development	1	$407	$456	—	$—	$—
Commercial and industrial	—	—	—	1	15	15
CRE- owner occupied	—	—	—	1	206	206
CRE- investor income producing	1	92	86	1	84	84
Other commercial	1	165	120	—	—	—
Residential mortgage	1	823	552	1	12	12
HELOC	1	1,250	1,224	—	—	—
Total	5	2,737	2,438	4	317	317

Total	6	$2,963	$2,604	4	$317	$317

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Commercial TDRs - Commercial TDRs (including commercial and industrial, commercial real estate, AC&D and other commercial loans) often result from a workout where an existing commercial loan is restructured and a concession is given.  These workouts may involve lengthening the amortization period of the amortized principal beyond market terms, or reducing the interest rate below market terms for the original remaining life of the loan. In the case of extended amortization, this concession reduces the minimum monthly payment and increases the balloon payment at the end of the term of the loan. Other concessions can potentially involve forgiveness of principal, collateral concessions, or reduction of accrued interest.  The impact of the TDR on the allowance for loan losses is based on the changes in borrower payment performance rather than just the TDR classification. All TDRs are designated as impaired loans.  TDRs, like other impaired loans, are measured based on discounted cash flows, comparing the modified loan to pre-modified terms or, if the loan is deemed to be collateral dependent, collateral value less anticipated selling costs.  TDRs having a book balance of less than $150,000, along with other impaired loans of similar size, are measured in a pooled approach utilizing loss given default and probability of default parameters.  TDRs may remain in accruing status if the borrower remains less than 90 days past due per the restructured loan terms and no loss is expected. A borrower may be considered for removal from TDR status if it is no longer experiencing financial difficulties and can qualify for new loan terms, which do not represent a concession, subject to the normal underwriting standards and processes for similar extensions of credit.   As of December 31, 2016, the Company has one commercial TDR with a reduced interest rate and three commercial TDRs where an extension of maturities was granted. All commercial TDRs are paying according to the terms of the modification as of December 31, 2016.

Consumer TDRs - Consumer TDRs (including residential mortgage, HELOC, residential construction and other consumer loans) often result from a workout where an existing loan is modified and a concession is given.  These workouts typically lengthen the amortization period of the amortized principal beyond market terms or reduce the interest rate below market terms.  The impact of the TDR on the allowance for loan losses is based on the changes in borrower payment performance rather than the TDR classification.  TDRs like other impaired loans are measured based on discounted cash flows or collateral value, less anticipated selling costs, of the modified loan using pre-modified interest rates.  As of December 31, 2016, the Company has two consumer TDRs where an extension of maturities was granted.  All consumer TDRs are paying according to the terms of the modification as of December 31, 2016.

The following table presents loans modified as TDRs within the twelve months ended December 31, 2016 and 2015, and for which there was a payment default during the twelve months ended December 31, 2016 and 2015:

	Twelve months ended December 31, 2016		Twelve months ended December 31, 2015
	Number of loans	Recorded Investment	Number of loans	Recorded Investment
Extended payment terms:
CRE- investor income producing	—	$—	1	$84
CRE- owner occupied	1	$202	—	$—
Residential mortgage	—	—	1	12
Total	1	$202	2	$96

The Company does not deem a TDR to be successful until it has been re-established as an accruing loan. The following table presents the successes and failures of the types of modifications indicated within the 12 months ended December 31, 2016 and 2015:

	Twelve Months Ended December 31, 2016
	Paid in full		Paying as restructured		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment

Extended payment terms	—	$—	6	$2,606	2	$286
Total	—	$—	6	$2,606	2	$286

	Twelve Months Ended December 31, 2015
	Paid in full		Paying as restructured		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment

Extended payment terms	—	—	2	221	2	96
Total	—	$—	2	$221	2	$96

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Related Party Loans — From time to time, the Company engages in loan transactions with its directors, executive officers and their related interests (collectively referred to as “related parties”). Such loans are made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and do not involve more than the normal risk of collectability or present other unfavorable features. A summary of activity in loans to related parties is as follows:

Loans to Directors, Executive Officers and Their Related Interests

	2016	2015
Balance, beginning of year	$14,404	$14,040
Disbursements	2,806	4,187
Repayments	(1,777)	(3,823)
Balance, end of year	$15,433	$14,404

At December 31, 2016, the Company had pre-approved but unused lines of credit totaling $716 thousand to related parties.

NOTE 6 —FDIC LOSS SHARE AGREEMENTS

In connection with the Citizens South acquisition, the Bank assumed two purchase and assumption agreements with the FDIC that covered approximately $17.7 million of covered loans and $1.2 million of covered OREO as of December 31, 2015. Citizens South acquired these assets in prior transactions with the FDIC.

On August 26, 2016, the Bank entered into an early termination agreement with the FDIC (“Termination Agreement”) pursuant to which it terminated the FDIC loss share agreements associated with both of the purchase and assumption agreements. Under the terms of the Termination Agreement, the Bank made a net payment of $4.4 million to the FDIC as consideration for early termination of the loss share agreements. The early termination resulted in a net one-time after-tax charge of approximately $15 thousand during the third quarter of 2016. As a result of entering into the Termination Agreement, assets that were covered by the loss share agreements, including loans of $15.1 million and other real estate owned of $380 thousand at June 30, 2016, were reclassified as non-covered at September 30, 2016.

All rights and obligations of the Bank and the FDIC under the loss share agreements, including the clawback provisions and the settlement of outstanding loss share claims, were resolved and terminated under the Termination Agreement. The termination of the FDIC loss share agreements had no impact on the yields of the loans previously covered under the agreements. The Bank will recognize all future recoveries, losses and expenses related to the previously covered assets since the FDIC will no longer share in those amounts.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The following table provides changes in the estimated receivable from the FDIC during 2016 and 2015:

FDIC Loss Share Receivable

	2016	2015

Balance, beginning of period	$943	$3,964
Increase (decrease) in expected losses on loans	35	52
Additional losses to OREO	—	(75)
Reimbursable expenses (income)	(368)	(291)
Amortization discounts and premiums, net	—	(705)
Reimbursements from the FDIC	(610)	(2,002)
Balance, end of period	$—	$943

In relation to the FDIC indemnification asset at December 31, 2015, there was an expected “true-up” with the FDIC related to the loss share agreements described above. The loss share agreements between the Bank and the FDIC each contained a provision that obligated the Company to make a “true-up” payment to the FDIC if the realized losses of each of these acquired banks were less than expected. At December 31, 2015, the “true-up” liability was estimated to be $5.7 million and is recorded in other liabilities on the balance sheet.

NOTE 7 - OTHER REAL ESTATE OWNED

The Company owned $2.4 million and $5.5 million in total OREO at December 31, 2016 and 2015, respectively. The portion of OREO covered under the loss share agreements with the FDIC at December 31, 2015 totaled $1.2 million. As described in Note 6 — FDIC Loss Share Agreements, during 2016 the Company terminated these loss share agreements resulting in all remaining covered OREO being transferred to non-covered.

Transactions in OREO for the years ended December 31, 2016 and 2015 are summarized below:

Non-Covered OREO	2016	2015

Beginning balance	$4,211	$8,979
Additions	518	5,128
Transfers from covered to non-covered	380	812
Sales	(2,282)	(10,017)
Writedowns	(389)	(691)
Ending balance	$2,438	$4,211

Covered OREO	2016	2015

Beginning balance	$1,240	$3,011
Additions	—	1,293
Transfers from covered to non-covered	(380)	(812)
Sales	(782)	(2,249)
Writedowns	(78)	(3)
Ending balance	$—	$1,240

As of December 31, 2016, the Company has $2.1 million of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 8 — PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31:

	2016	2015
Buildings	$42,124	$35,542
Land	18,335	16,174
Furniture and equipment	16,819	11,030
Leasehold improvements	2,269	2,527
Fixed assets in process	2,069	450
Premises and equipment	81,615	65,723
Accumulated depreciation	(18,535)	(10,065)
Premises and equipment, net	$63,080	$55,658

Depreciation and amortization expense for the years ended December 31, 2016, 2015 and 2014 amounted to $5.1 million, $4.3 million and $3.9 million, respectively. These amounts are included in the occupancy and equipment expense in the Consolidated Statements of Income.

NOTE 9 — GOODWILL AND INTANGIBLE ASSETS

In accordance with GAAP, the Company does not amortize goodwill. However, core deposit intangible assets are amortized over the estimated life of the asset. At December 31, 2016 and 2015, intangible assets consisted of core deposit premiums, net of accumulated amortization, and amounted to $11.4 million and $9.6 million, respectively. Amortization expense related to the core deposit premium was $1.8 million, $1.4 million, and $1.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Amortization of core deposit intangible assets is computed using the straight-line method over an amortization period of ten years. Estimated amortization expense for the years ending December 31 is as follows (dollars in thousand):

2017	$1,833
2018	$1,833
2019	$1,833
2020	$1,833
2021	$1,765
2022 and thereafter	2,341
$11,438

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Goodwill represents the excess of the acquisition cost over the fair value of the net assets acquired. The Company evaluated the carrying value of goodwill as of October 1, 2016, its annual test date, and determined that no impairment charge was necessary. Should the Company’s future earnings and cash flows decline and/or discount rates increase, an impairment charge to goodwill and other intangible assets may be required. There have been no events subsequent to the October 1, 2016 evaluation that caused the Company to perform an interim review of the carrying value of goodwill. The following table presents a rollforward of goodwill by acquired bank:

	Community	Citizens	Provident	First
	Capital	South	Community	Capital	Total

Goodwill balance, December 31, 2014	$622	$25,835	$2,783	$—	$29,240
Adjustments	—	—	(43)	—	(43)
Goodwill balance, December 31, 2015	$622	$25,835	$2,740	$—	$29,197
Addition from Acquisition	—	—	—	34,120	34,120
Goodwill balance, December 31, 2016	$622	$25,835	$2,740	$34,120	$63,317

NOTE 10 — DEPOSITS

The following is a summary of deposits at December 31:

	2016	2015
Noninterest bearing demand deposits	$521,295	$350,836
Interest-bearing demand deposits	459,238	407,204
Money market deposits	631,414	500,569
Savings	98,295	89,271
Brokered deposits	149,602	128,390
Certificates of deposit and other time deposits	653,908	476,392
Total deposits	$2,513,752	$1,952,662

The aggregate amounts of time deposits in denominations of $250,000 or more at December 31, 2016 and 2015, were $101.9 million and $73.1 million, respectively. At December 31, 2016, the scheduled maturities of time deposits, which include brokered certificates of deposit, certificates of deposit and other time deposits are as follows:

	Less Than	$250
	$250	Thousand
	Thousand	or More	Total

2017	$80,711	$3,105	$83,816
2018	306,156	48,611	354,767
2019	87,730	16,505	104,235
2020	65,069	5,156	70,225
2021 and greater	98,893	28,492	127,385
Total time deposits	$638,559	$101,869	$740,428

Interest expense on time deposits totaled $5.8 million, $3.2 million and $3.1 million in the years ended December 31, 2016, 2015 and 2014, respectively.

From time to time, the Company engages in deposit transactions with its directors, executive officers and their related interests (collectively referred to as “related parties”). Such deposits are made in the ordinary course of business and on substantially the same terms as those for comparable transactions prevailing at the time. The total amount of related party deposits at December 31, 2016 was $9.6 million.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 11 — BORROWINGS

Borrowings outstanding at December 31, 2016 and 2015 consist of the following:

			2016		2015
				Weighted		Weighted
				Average		Average
		Interest		Interest		Interest
	Maturity	Rate	Balance	Rate	Balance	Rate
Short-term borrowings:
FHLB Daily Rate Credit (1)	1/6/2017	0.0000%	$—		$10,000
FHLB Fixed Rate Credit	1/6/2017	0.5000%	80,000		80,000
FHLB Fixed Rate Credit	1/12/2017	0.6400%	55,000		40,000
FHLB Fixed Rate Credit	1/12/2017	0.6400%	75,000		—
FHLB Fixed Rate Credit	1/26/2017	0.6300%	75,000		—
FHLB Adjustable Rate Credit (2)	01/07/16	0.3532%	—		10,000
FHLB Adjustable Rate Credit (2)	01/07/16	0.3532%	—		10,000
FHLB Adjustable Rate Credit (3)	01/21/16	0.3567%	—		15,000
FHLB Fixed Rate Hybrid	09/26/16	1.9050%	—		5,000
FHLB Fixed Rate Hybrid	09/26/16	2.0675%	—		5,000
FHLB Fixed Rate Hybrid	09/26/16	2.2588%	—		5,000
FHLB Fixed Rate Hybrid	09/26/16	2.0250%	—		5,000
Total short-term borrowings			285,000	0.60%	185,000	0.23%

Long-term borrowings:
Junior subordinated debt	06/15/36	2.4003%	6,564		6,371
Junior subordinated debt	12/15/35	2.4203%	10,029		9,743
Junior subordinated debt	10/01/36	2.5856%	2,789		2,724
Junior subordinated debt	03/01/37	2.6707%	5,558		5,424
Junior subordinated debt	09/21/36	2.5502%	3,849		—
Subordinated loan (4)	09/01/22	4.8012%	4,712		—
Senior unsecured term loan	12/18/22	4.7500%	29,736		30,000
Total long-term borrowings			63,237	3.73%	54,262	1.20%
Total borrowings			$348,237		$239,262

(1)           Adjustable rate based on three-month LIBOR plus 11 basis points.

(2)           Adjustable rate based on three-month LIBOR plus 3 basis points.

(3)           Adjustable rate based on three-month LIBOR plus 4 basis points.

(4)           Adjustable rate based on one-month LIBOR plus 437.5 basis points

At December 31, 2016, the Company had an additional $386.5 million of credit available from the FHLB, $331.3 million of credit available from the Federal Reserve Discount Window, and $70.0 million of credit available from correspondent banks.

FHLB borrowing agreements provide for lines of credit up to 20% of the Bank’s assets. The FHLB borrowings are collateralized by a blanket pledge arrangement on all residential first mortgage loans, HELOCs and loans secured by multi-family real estate that the Bank owns. At December 31, 2016, the carrying value of loans pledged as collateral to the FHLB and the Federal Reserve totaled $1.0 billion.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

As a result of its mergers, the Company’s capital structure includes trust preferred securities, reflected as junior subordinated debt above, previously issued by the predecessor companies through specially formed trusts. The combined total amount outstanding of the acquired trusts as of December 31, 2016 and December 31, 2015 was $43.3 million ($28.5 million, net of mark to market) and $38.1 million ($24.3 million, net of mark to market), respectively. The proceeds of the sales of the trust preferred securities were used to purchase junior subordinated debt from the predecessor companies, which are presented as junior subordinated debt in the consolidated balance sheets and qualify for inclusion in Tier 1 Capital for regulatory purposes, subject to certain limitations.

Community Capital previously had formed Community Capital Corporation Statutory Trust I, an unconsolidated statutory business trust, which issued $10.3 million ($6.1 million, net of mark to market) of trust preferred securities that were sold to third parties. The rate on the trust preferred securities acquired through the Community Capital merger adjusts quarterly to three-month LIBOR plus 1.55%.

Citizens South previously had formed CSBC Statutory Trust I, an unconsolidated statutory business trust, which issued $15.5 million ($9.4 million, net of mark to market) of trust preferred securities that were sold to third parties. The rate on the trust preferred securities acquired through the Citizens South merger adjusts quarterly to three-month LIBOR plus 1.57%.

Provident Community previously had formed Provident Community Bancshares Capital Trust I and Provident Community Bancshares Capital Trust II. Each trust is an unconsolidated statutory business trust, which issued $4.1 million ($2.6 million, net of mark to market) and $8.2 million ($5.3 million, net of mark to market), respectively, of trust preferred securities that were sold to third parties. The rate on each of the trust preferred securities acquired through the Provident Community merger adjusts quarterly to three-month LIBOR plus 1.74%.

First Capital previously had formed FCRV Statutory Trust I, an unconsolidated statutory business trust which issued $5.2 million ($3.8 million net of mark to market) of trust preferred securities that were sold to third parties. The trust preferred securities have a LIBOR-indexed floating rate of interest equal to three-month LIBOR plus 1.70% which adjusts, and is payable quarterly. The trust preferred securities may be redeemed at par beginning on September 15, 2011 and each quarter after such date until the notes mature on September 15, 2036.

The Company has fully and unconditionally guaranteed each trust’s obligations under the preferred securities. The amounts presented are after related acquisition accounting fair market value adjustments. The proceeds of the sales of the trust preferred securities were used to purchase junior subordinated debt from the predecessor companies, which are presented as junior subordinated debt in the condensed consolidated balance sheets of the Company and qualify for inclusion in Tier 1 Capital for regulatory capital purposes, subject to certain limitations.

In connection with the acquisition of First Capital, the Company assumed a variable rate $6.5 million subordinated loan with a financial institution. The outstanding balance at acquisition date was $4.8 million, while the balance outstanding as of December 31, 2016 was $4.7 million. This subordinated loan has a LIBOR-indexed floating rate of interest equal to one-month LIBOR plus 4.375%, and is payable monthly. The interest rate is subject to a ceiling of 9.5%. Principal payments on the loan total $8,000 per month until January 1, 2019, after which principal payments total $100,333 per month until the loan is repaid on September 1, 2022. The loan may be redeemed at par at any time.

In December 2015, the parent company entered into a $30.0 million senior unsecured term loan that matures on December 18, 2022 and has a fixed coupon rate of 4.75% per annum. The loan may be prepaid by the parent company at any time, subject to payment of a “yield maintenance amount” as described in the loan agreement. The loan agreement contains customary representations, warranties, covenants and events of default. At December 31, 2016, the outstanding loan balance was $29.7 million.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 12 — INCOME TAXES

Income taxes are provided based on the asset-liability method of accounting, which includes the recognition of a deferred tax asset (“DTA”) or a liability for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. In general, the Company records a DTA when the event giving rise to the tax benefit has been recognized in the consolidated financial statements.

The significant components of the provision for income taxes for the years ended December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Current tax provision:
Federal	$2,651	$445	$655
State	421	211	195
Total current tax provision	3,072	656	850
Deferred tax provision:
Federal	5,906	5,755	4,646
State	643	1,731	562
Total deferred tax provision	6,549	7,486	5,208
Net provision for income taxes	$9,621	$8,142	$6,058

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes for the years ended December 31, 2016, 2015 and 2014 are summarized below:

	2016	2015	2014
Tax at the statutory federal rate	$10,349	$8,662	$6,631
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	691	1,262	493
Nondeductible merger expenses	—	—	72
Tax exempt income	(1,278)	(1,332)	(1,299)
Stock-based compensation	(747)	—	—
Other permanent differences	604	(450)	161
Provision for income taxes	$9,620	$8,142	$6,058

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2016 and 2015 are as follows:

	2016	2015

Deferred tax assets relating to:
Allowance for loan losses	$4,283	$3,241
Net unrealized loss on securities	1,192	631
Net unrealized losses on cash flow hedges	699	1,426
Fair market value adjustments related to mergers	10,742	8,703
Stock based compensation	1,518	2,818
Pre-opening costs and expenses	165	204
Other real estate writedowns	1,066	1,875
Deferred compensation	3,727	3,625
Tax credit carryforwards	3,883	2,576
Net operating loss carryforwards	5,358	5,163
FDIC acquisitions	—	5,827
Accrued incentive compensation	1,442	777
Other	3,393	2,047
Total deferred tax assets	37,468	38,913
Deferred tax liabilities relating to:
Core deposit intangible	(4,140)	(3,537)
Net unrealized gains on securities	—	(334)
Property and equipment	(3,285)	(2,488)
Deferred loan costs	(2,913)	(2,590)
Prepaid expenses	(517)	(405)
Other	(891)	(588)
Total deferred tax liabilities	(11,746)	(9,942)
Net recorded deferred tax asset	$25,722	$28,971

As of December 31, 2016 and December 31, 2015, the Company had a net DTA in the amount of approximately $25.7 million and $29.0 million, respectively. The decrease is primarily the result of $19.9 million in earnings during 2016 offset by the acquired and re-measured DTA of First Capital. The Company reduced its net deferred tax asset as a result of a reduction in the North Carolina corporate income tax rate that was enacted July 23, 2013 but would not go into effect until the North Carolina General Fund tax collections achieved a targeted amount. On August 4, 2016, the North Carolina Secretary of Revenue confirmed that the targeted amount of tax collections had been exceeded and, therefore, the corporate income tax rate would be reduced to 3% effective for tax years beginning on or after January 1, 2017. The lower corporate income tax rate did not have a material impact on either the amount of the deferred tax asset or income tax expense for the year ended December 31, 2016.

The Company evaluates the carrying amount of the DTA quarterly in accordance with the guidance provided in ASC 740, in particular applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the DTA will not be realized within its life cycle, based on the weight of available evidence. In most cases, the realization of the DTA is dependent upon generating a sufficient level of taxable income in future periods, which can be difficult to predict. In addition to projected earnings, the Company also considers projected asset quality, liquidity, its strong capital position, which could be leveraged to increase earning assets and generate taxable income, its growth plans and other relevant factors. Based on the weight of available evidence, the Company determined that as of December 31, 2016 and December 31, 2015 that it is more likely than not that it will be able to fully realize the existing DTA and therefore considered it appropriate not to establish a DTA valuation allowance at either December 31, 2016 or December 31, 2015.

The Company had a federal net operating loss carryforward of $14.2 million and $24.8 million for the years ended December 31, 2016 and 2015, respectively, which expire in varying amounts through 2033. As a result of several acquisitions since 2011, Section 382 of the Internal Revenue Code (“Section 382”) places an annual limitation on the amount of federal net operating loss carryforwards the Company may utilize. Additionally, Section 382 limits the Company’s ability to utilize certain tax deductions such as realized built in losses (“RBIL”) due to the existence of net unrealized built-in losses at the time of the change in control. The Company is allowed to carryforward any such RBIL under terms similar to those related to net operating losses. The Company expects all Section 382 limited carryforwards to be realized within the acceptable carryforward period.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The Company had state net operating loss carryforwards of $19.7 million and $37.4 million for the years ended December 31, 2016 and 2015, respectively, which expire in varying amounts through 2031.

As of December 31, 2016 and 2015, the Company had no material unrecognized tax benefits or accrued interest and penalties. It is the Company’s policy to account for interest and penalties related to income taxes as a component of non-interest expense.

Tax years 2013 through 2015 remain open to examination by the Federal and state taxing authorities as of December 31, 2016.

NOTE 13 — REGULATORY MATTERS

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Bank’s mortgage banking division qualifies as a HUD-approved Title II Supervised Mortgagee and issues mortgages insured by the US Department of Housing and Urban Development (“HUD”). A Title II supervised mortgagee must maintain an adjusted net worth equal to a minimum of $1 million, plus 1% of FHA originations in excess of $25 million, up to a maximum of $2.5 million. Possible penalties related to noncompliance with this minimum net worth requirement include the revocation of the Bank’s license to issue HUD-insured mortgages, which may have a material adverse effect on the Company’s financial condition and results of operations. For the years ended December 31, 2016 and 2015, the Bank satisfied the requirement of maintaining $1 million in adjusted net worth.

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios of different components of capital to risk-weighted assets and average assets. The Company’s capital position is reflected in its shareholders’ equity, subject to certain adjustments for regulatory purposes. In particular, deferred tax assets that are dependent on future taxable income do not qualify for inclusion as core capital based on the capital guidelines of the primary federal supervisory agencies for the Bank and the Company. Under these guidelines, the disallowed portion of deferred tax assets at December 31, 2016 was $3.1 million for the Company and $3.1 million for the Bank and at December 31, 2015 was $4.2 million for the Company and $4.2 million for the Bank.

Risk-based capital regulations adopted by the Federal Reserve Board and the FDIC require bank holding companies and banks to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure different components of capital in relation to the credit risk of both on- and off-balance sheet items.

The required minimum ratios are as follows:

•                  common equity Tier 1 capital ratio (common equity Tier 1 capital to standardized total risk-weighted assets) of 4.5%;

•                  Tier 1 capital ratio (Tier 1 capital to standardized total risk-weighted assets) of 6%;

•                  total capital ratio (total capital to standardized total risk-weighted assets) of 8%; and

•                  leverage ratio (Tier 1 capital to average total consolidated assets) of 4%.

In addition, under the new capital guidelines all covered banking organizations must maintain a new capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonus payments to executive officers. The capital conservation buffer requirement is being phased in annually beginning January 1, 2016 at the 0.625% level, increasing by that same amount on each subsequent January 1 until it reaches 2.5% on January 1, 2019. When fully phased in, the capital conservation buffer effectively will result in a required minimum common equity Tier 1 capital ratio of at least 7.0%, Tier 1 capital ratio of at least 8.5% and total capital ratio of at least 10.5%. Failure to satisfy the capital buffer requirements will result in increasingly stringent limitations on various types of capital distributions, including dividends, share buybacks and discretionary payments on Tier 1 instruments, and discretionary bonus payments.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The final regulatory capital rules also incorporate these changes in regulatory capital into the prompt corrective action framework, under which the thresholds for “adequately capitalized” banking organizations are equal to the new minimum capital requirements. Under this framework, in order to be considered “well capitalized”, insured depository institutions are required to maintain a Tier 1 leverage ratio of 5%, a common equity Tier 1 risk-based capital measure of 6.5%, a Tier 1 risked-based capital ratio of 8% and a total risk-based capital ratio of 10%. Prompt corrective action provisions are not applicable to bank holding companies.

At both December 31, 2016 and 2015, both the Company and the Bank were in compliance with the required capital ratios, and the Bank was “well capitalized”. As permitted for regulated institutions that are not designated as “advanced approach” banking organizations (those with assets greater than $250 billion or with foreign exposures greater than $10 billion), the Company made a one-time, permanent election to opt out of the requirement to include most components of accumulated other comprehensive income in regulatory capital. Actual and required capital levels at December 31, 2016 and 2015 are presented below:

	Capital Ratios at December 31, 2016
	Actual		Minimum Basel III Requirement		Minimum Basel III Fully Phased In Requirements		Well Capitalized Requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
The Bank
Total capital (to risk-weighted assets)	$351,007	13.44%	$208,926	8.00%	$274,215	10.50%	$261,158	10.00%
Tier 1 capital (to risk-weighted assets)	338,882	12.98%	156,695	6.00%	221,984	8.50%	208,926	8.00%
Common equity Tier 1 capital (to risk-weighted assets)	338,882	12.98%	117,521	4.50%	182,810	7.00%	169,752	6.50%
Tier 1 capital (to average assets)	338,882	10.77%	125,918	4.00%	125,918	4.00%	157,397	5.00%
Risk-Weighted Assets	2,611,576
Average Assets for Tier 1	3,147,940

The Company
Total capital (to risk-weighted assets)	$326,168	12.48%	$208,873	8.00%	$274,145	10.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	314,043	12.02%	156,654	6.00%	221,927	8.50%	N/A	N/A
Common equity Tier 1 capital (to risk-weighted assets)	288,594	11.04%	117,491	4.50%	182,764	7.00%	N/A	N/A
Tier 1 capital (to average assets)	314,043	9.92%	125,877	4.00%	125,877	4.00%	N/A	N/A
Risk-Weighted Assets	2,613,003
Average Assets for Tier 1	3,165,665

	Capital Ratios at December 31, 2015
	Actual		Minimum Basel III Requirement		Minimum Basel III Fully Phased In Requirements		Well Capitalized Requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
The Bank
Total capital (to risk-weighted assets)	$268,354	13.86%	$154,840	8.00%	$203,228	10.50%	$193,550	10.00%
Tier 1 capital (to risk-weighted assets)	259,290	13.40%	116,130	6.00%	164,518	8.50%	154,840	8.00%
Common equity Tier 1 capital (to risk-weighted assets)	259,290	13.40%	87,098	4.50%	135,485	7.00%	125,808	6.50%
Tier 1 capital (to average assets)	259,290	10.66%	97,255	4.00%	97,255	4.00%	121,568	5.00%
Risk Weighted Assets	1,935,503
Average Assets for Tier 1	2,431,369

The Company
Total capital (to risk-weighted assets)	$277,669	14.30%	$155,334	8.00%	$203,877	10.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	268,605	13.83%	116,501	6.00%	165,043	8.50%	N/A	N/A
Common equity Tier 1 capital (to risk-weighted assets)	251,807	12.97%	87,376	4.50%	135,918	7.00%	N/A	N/A
Tier 1 capital (to average assets)	268,605	11.00%	97,672	4.00%	97,672	4.00%	N/A	N/A
Risk Weighted Assets	1,941,681
Average Assets for Tier 1	2,441,811

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. At December 31, 2016 and 2015, the required cash reserves were satisfied by vault cash on hand and amounts due from correspondent banks.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

On October 29, 2014, the Company announced a common stock repurchase program for up to 2.2 million shares, which expired on November 1, 2016. On October 26, 2016, the Company’s board of directors approved a new share repurchase program for up to 2.65 million shares, effective November 1, 2016. This new share repurchase program, which replaces the program that expired, is effective through November 1, 2018 and permits the Company to effect the repurchases from time to time through a combination of open market repurchases, privately negotiated transactions, accelerated share repurchase transactions, and other derivative transactions. During 2016, the Company repurchased 725,249 shares of Common Stock at an average price of $9.00 per share and during 2015, the Company repurchased 201,651 shares of Common Stock at an average price of $6.69 per share, in each case in open market transactions under the repurchase programs.

The Company must obtain Federal Reserve Board approval prior to repurchasing its Common Stock in excess of 10% of its net worth during any twelve-month period unless the Company (i) both before and after is “well capitalized”; (ii) is “well managed”; and (iii) is not the subject of any unresolved supervisory issues. Although the payment of dividends and repurchase of stock by the Company are subject to certain requirements and limitations of North Carolina corporate law, except as set forth in this paragraph, neither the NC Commissioner nor the Federal Reserve Board have promulgated any regulations specifically limiting the right of the Company to pay dividends or repurchase shares. However, the ability of the Company to pay dividends or repurchase shares may be dependent upon the Company’s receipt of dividends from the Bank.

Under the laws of the State of North Carolina, provided the Bank does not make distributions that reduce its capital below its applicable required capital, the board of directors of the Bank may declare such distributions out of undivided profits as the directors deem proper. As noted above, the Bank would also be prohibited from declaring any dividend the payment of which would result in the Bank becoming undercapitalized. Finally, an undercapitalized institution is generally prohibited from paying dividends to its shareholders.

As part of Citizens South’s Plan of Conversion and Reorganization in May 2002, it established a memo liquidation account in an amount equal to its equity at the time of the conversion of approximately $44 million for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at Citizens South Bank after the conversion. In accordance with the memo liquidation account, in the event of a complete liquidation of Citizens South Bank, each eligible account holder and supplemental eligible account holder would be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. In connection with the Citizens South merger and the subsequent merger of Citizens South Bank into the Bank, the Bank assumed this memo liquidation account. This liquidation account is reviewed and adjusted annually. The value of the liquidation account was $4.2 million at December 31, 2016 and $6.6 million at December 31, 2015.

NOTE 14 — LEASES

The Company has noncancelable operating leases extending to the year 2026 pertaining to bank premises. Some of these leases provide for the payment of property taxes and insurance and contain various renewal options. These renewal options are at substantially the same basis as current rental terms. The exercise of these options is dependent on future events. Accordingly, the following summary does not reflect possible additional payments due if renewal options are not exercised.

Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms in excess of one year are as follows:

2017	$2,612
2018	2,400
2019	2,154
2020	2,068
2021	2,107
Thereafter	4,360
Total	$15,701

Rent expense for the years ended December 31, 2016, 2015 and 2014 was $3.3 million, $2.2 million and $2.8 million, respectively.

NOTE 15 — OFF-BALANCE SHEET RISK

In the normal course of business, the Company is party to financial instruments with off-balance sheet risk necessary to meet the financing needs of customers. These financial instruments include commitments to extend credit, undisbursed lines of credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract amounts of these instruments express the extent of involvement the Company has in these financial instruments.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Commitments to extend credit and undisbursed lines of credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are issued specifically to facilitate commerce and typically result in the commitment being drawn on when the underlying transaction is consummated between the customer and a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of these commitments is immaterial at December 31, 2016 and 2015.

Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit. In management’s opinion, these commitments represent no more than normal lending risk to the Company and will be funded from normal sources of liquidity.

A summary of the contract amount of the Company’s exposure to off-balance sheet risk as of December 31, 2016 is as follows:

Contractual
Amount
Financial instruments whose contract amounts represent credit risk:
Undisbursed lines of credit	$758,311
Standby letters of credit	8,241
Commercial letters of credit	9,714

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 16 — DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses certain derivative instruments, including interest rate floors, swaps and foreign exchange contracts to meet the needs of its customers as well as to manage the interest rate risk associated with certain transactions. The following table summarizes the derivative financial instruments utilized by the Company:

		December 31, 2016			December 31, 2015
			Estimated Fair			Estimated Fair
	Balance Sheet	Notional	Value		Notional	Value
	Location	Amount	Gain	Loss	Amount	Gain	Loss
Cash flow hedges:
Interest rate contracts:
Pay fixed swaps with counterparty	Other liabilities	$25,000	$—	$427	$70,000	$—	$3,788

Fair value hedges:
Interest rate contracts:
Pay fixed rate swaps with counterparty	Other liablities	25,151	—	155	23,118	—	344

Not designated as hedges:
Customer-related interest rate contracts:
Matched interest rate swaps with borrower	Other assets and other liabilities	203,758	2,283	2,247	97,571	3,174	—
Matched interest rate swaps with counterparty	Other liabilities	203,758	—	313	97,571	—	3,174
Matched foreign exchange contract with borrower	Other assets	1,857	7	—	662	19	—
Matched foreign exchange contract with counterparty	Other liabilities	1,857	—	7	662	—	19
		411,230	2,290	2,567	196,466	3,193	3,193

Total derivatives		$461,381	$2,290	$3,149	$289,584	$3,193	$7,325

The Company entered into an interest rate swap agreement during October 2013 with a notional amount of $20.0 million to protect the Company from future interest rate risk on a portion of its floating rate FHLB borrowings. The interest rate swap was accounted for as a cash flow hedge and its fair value at December 31, 2015 was $(1.4) million. On December 15, 2016, the Company repaid the underlying FHLB borrowing and terminated this interest rate swap. The swap termination fee totaled $1.5 million and was charged to other noninterest expense in the accompanying statements of income.

The Company entered into three interest rate swap agreements during December 2013 with an aggregate notional amount of $50.0 million. These derivative instruments protect the Company from future interest rate risk related to a seven-year commitment of floating rate broker-dealer sweep accounts through a brokered deposit program. These derivative instruments are a combination of a $12.5 million forward starting, five-year interest rate swap; a $12.5 million forward starting, seven-year interest rate swap; and a $25.0 million two-year forward starting swap. Effective dates for these derivative instruments were January 2, 2014, January 2, 2014 and January 4, 2016, respectively. These instruments carry a fixed rate of 1.688% with monthly payments commencing February 3, 2014, a fixed rate of 2.341% with monthly payments commencing February 3, 2014, and a fixed rate of 3.104% with monthly payments commencing February 1, 2016, respectively. These derivative instruments are accounted for as cash flow hedges with effective changes in fair market value recorded in other comprehensive income net of tax. In January 2016, the $25.0 million two-year forward starting swap was terminated, resulting in a $1.9 million termination fee. The termination fee is being amortized into interest expense over the remaining life of the underlying instruments of approximately 60 months. These derivative instruments are carried at a fair market value of $(427) thousand and $(2.4) million at December 31, 2016 and December 31, 2015, respectively, and are included in other liabilities..

The Company has loan swaps, with an aggregate notional amount of $25.2 million and $23.1 million at December 31, 2016 and 2015, respectively, accounted for as fair value hedges in accordance with ASC 815, Derivatives and Hedging. These derivative instruments protect the Company from interest rate risk caused by changes in the LIBOR curve in relation to certain designated fixed rate loans. The derivative instruments convert fixed rate loans to floating rate. If the variable rate is below the stated fixed rate of the loan for a given period, the Company will owe the counterparty the notional amount times the difference between the variable rate and the stated fixed rate. If the variable rate is above the stated rate for any given period during the term of the contract, the Company will receive payments based on the notional amount times the difference between the variable rate and the stated fixed rate.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

To meet the needs of customers, the Company enters into interest rate swap agreements to convert customers’ variable rate loans with the Company to fixed-rate. To offset this interest rate risk, the Company has entered into substantially identical agreements with an unrelated market counterparty to swap these fixed rate agreements into variable rates. The interest rate swaps provide the customer fixed rate financing while managing interest rate risk and were not designated as hedges. The interest rate swaps pay and receive interest based on a floating rate based on one month LIBOR plus credit spread, with payments being calculated on the notional amount. The interest rate swaps are settled monthly, with varying maturities. The interest rate swaps had an aggregate notional amount of $203.8 million at December 31, 2016 representing the amount of fixed-rate receivables outstanding and variable rate liabilities outstanding, and are included in other assets and other liabilities in the accompanying balance sheet. All changes in fair value are recorded as other income within non-interest income. Fair values for interest rate swap agreements are based upon the amounts required to settle the contracts.

The Company also enters into foreign exchange contracts with customers to accommodate their need to convert certain foreign currencies into to U.S. Dollars. To offset the foreign exchange risk, the Company has entered into substantially identical agreements with an unrelated market counterparty to hedge these foreign exchange contracts. The foreign exchange contracts had a notional amount of $1.9 million and $662 thousand at December 31, 2016 and 2015, respectively, representing the amount of contracts outstanding in U.S. dollars. The fair value of these contracts are included in other assets and other liabilities in the accompanying balance sheet. All changes in fair value are recorded as other noninterest income.

The following table details the location and amounts recognized in the Consolidated Statements of Income and Statement of Comprehensive Income:

	Effective Portion
				Location of Amounts
	Pre-tax Gain (Loss)			Reclassified	Pre-tax Loss Reclassified
	Recognized in OCI			from AOCI into	from AOCI into Income
	2016	2015	2014	Income	2016	2015	2014
Cash flow hedges:
Interest rate contracts	$2,894	$(1,788)	$(3,381)	Total interest expense	$466	$414	$422

		Pre-tax Gain (Loss)
	Location of Amounts Recognized in	Recognized in Income
	Income	2016	2015	2014
Fair value hedges:
Interest rate contracts
Pay fixed rate swaps with counterparty	Total interest income	$(307)	$(399)	$(261)

Not designated as hedges:
Client-related interest rate contracts	Other income	$(260)	$(134)	$(78)
		$(567)	$(533)	$(339)

At December 31, 2016 and December 31, 2015, the Company posted collateral of approximately $1.2 million and $10.5 million, respectively, with the related counterparties.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 17 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The before and after tax amounts allocated to each component of other comprehensive income (loss) are presented in the following table. Reclassification adjustments related to securities available for sale are included in gain (loss) on sale of securities available-for-sale in the accompanying consolidated statements of income. Amortization of net unrealized losses on securities transferred to held-to-maturity are included in interest income on taxable investment securities in the accompanying Consolidated Statements of Income.

	December 31, 2016			December 31, 2015
	Before Tax Amount	Tax Expense (Benefit)	Net of Tax Amount	Before Tax Amount	Tax Expense (Benefit)	Net of Tax Amount
Securities available for sale and transferred securities:
Change in net unrealized gains (losses) during the period	$(2,971)	$(6,025)	$3,054	$(1,150)	$(435)	$(715)
Change in net unrealized loss on securities transferred to held to maturity	421	$107	314	356	139	217
Reclassification adjustment for net gains recognized in net income	87	33	54	(54)	(20)	(34)
Total securities available for sale and transferred securities	(2,463)	(5,885)	3,422	(848)	(316)	(532)

Derivatives:
Change in the accumulated loss on effective cash flow hedge derivatives	2,894	7,273	(4,379)	(1,788)	(674)	(1,114)
Change in the accumulated loss on terminated cash flow hedge derivatives	(1,731)	—	(1,731)	—	—	—
Reclassification adjustment for interest payments	713	(1,556)	2,269	414	156	258
Total derivatives	1,876	5,717	(3,841)	(1,374)	(518)	(856)

Total other comprehensive income (loss)	$(587)	$(168)	$(419)	$(2,222)	$(834)	$(1,388)

The following table presents activity in accumulated other comprehensive income (loss), net of tax, by component for the periods indicated.

	Securities Available for Sale	Securities Transferred from Available for Sale to Held to Maturity	Derivatives	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2016	$564	$(1,065)	$(2,362)	$(2,863)
Other comprehensive income (loss) before reclassifications	3,368	—	(4,379)	(1,011)
Amounts reclassified from accumulated other comprehensive income (loss)	54	—	2,269	2,323
Change in the accumulated loss on terminated cash flow hedge derivatives	—	—	(1,731)	(1,731)
Transfer of securities from available for sale to held to maturity	(314)	314	—	—
Net other comprehensive income (loss) during the period	3,108	314	(3,841)	(419)
Balance, December 31, 2016	$3,672	$(751)	$(6,203)	$(3,282)

Balance, January 1, 2015	$1,313	$(1,282)	$(1,506)	$(1,475)
Other comprehensive income (loss) before reclassifications	(498)	—	(1,114)	(1,612)
Amounts reclassified from accumulated other comprehensive income (loss)	(34)	—	258	224
Transfer of securities from available for sale to held to maturity	(217)	217	—	—
Net other comprehensive income (loss) during the period	(749)	217	(856)	(1,388)
Balance, December 31, 2015	$564	$(1,065)	$(2,362)	$(2,863)

NOTE 18 — FAIR VALUE OF FINANCIAL INSTRUMENTS

                The Company is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at each balance sheet date, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price for which a liability could be settled in an orderly transaction between market participants at the measurement date. However, given there is no active market or observable market transactions for many of the Company’s financial instruments, the Company has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies used for estimating the fair value of financial assets and financial liabilities are discussed below:

Cash and Cash Equivalents — Cash and cash equivalents, which are comprised of cash and due from banks, interest-earning balances at banks and Federal funds sold, approximate their fair value.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Investment Securities Available-for-Sale and Investment Securities Held-to-Maturity - Fair value for investment securities is based on the quoted market price if such information is available. If a quoted market price is not available, fair values are based on quoted market prices of comparable instruments.

Nonmarketable Equity Securities — Cost is a reasonable estimate of fair value for nonmarketable equity securities because no quoted market prices are available and the securities are not readily marketable. The carrying amount is adjusted for any other than temporary declines in value.

Loans Held for Sale — For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans, net of allowance — The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Further adjustments are made to reflect current market conditions. There is no discount for liquidity included in the expected cash flow assumptions.

FDIC Indemnification Asset — The fair values for the FDIC indemnification asset are estimated based on discounted future cash flows using current discount rates.

Accrued Interest Receivable — The carrying amount is a reasonable estimate of fair value.

Deposits - The fair value of deposits with no stated maturities, including demand deposits, savings, money market and NOW accounts, is the amount payable on demand at the reporting date. The fair value of deposits that have stated maturities, primarily time deposits, is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Borrowings — The fair values of short-term and long-term borrowings are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collateral requirements.

Junior Subordinated Debentures — The fair value of fixed rate junior subordinated debentures is estimated using a discounted cash flow calculation that applies the Company’s current borrowing rate. The carrying amounts of variable rate junior subordinated debentures are reasonable estimates of fair value because they can reprice frequently.

Accrued Interest Payable — The carrying amount is a reasonable estimate of fair value.

Derivative Instruments — Fair value for derivative instruments, including interest rate swaps and swap fair value hedges, are recorded at fair value on a recurring basis. Fair value measurement is based on discounted cash flow models. All future floating cash flows are projected and both floating and fixed cash flows are discounted to the valuation date.

Financial Instruments with Off-Balance Sheet Risk — With regard to financial instruments with off-balance sheet risk discussed in Note 15 — Off-Balance Sheet Risk, it is not practicable to estimate the fair value of future financing commitments.

The Company utilizes fair value measurements both to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale and derivative instruments are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other assets at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1                  Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2                  Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Level 3                  Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include the use of option pricing models, discounted cash flow models and similar techniques.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31:

			Fair Value Measurements
	Carrying	Estimated	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
	Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2016:
Financial assets:
Cash and cash equivalents	$83,614	$83,614	$83,614	$—	$—
Investment securities available-for-sale	402,501	402,501		401,181	1,320
Investment securities held-to-maturity	91,752	92,828	—	92,828	—
Nonmarketable equity securities	17,501	17,501	—	17,501	—
Loans held for sale	7,996	7,996	—	7,996	—
Loans, net of allowance	2,400,061	2,321,390	—	27,941	2,293,449
Accrued interest receivable	6,799	6,799	—	6,799	—
Derivative instruments	2,290	2,290	—	2,290	—

Financial liabilities:
Deposits with no stated maturity	1,772,680	1,772,680	—	1,772,680	—
Deposits with stated maturities	741,072	744,062	—	744,062	—
Short-term borrowings	285,000	285,000	—	285,000	—
Long-term borrowings	29,736	29,736	—	29,736	—
Subordinated loan and junior subordinated debt	33,501	33,501	—	33,501	—
Accrued interest payable	541	541	—	541	—
Derivative instruments	3,149	3,149	—	3,149	—

December 31, 2015:
Financial assets:
Cash and cash equivalents	$70,526	$70,526	$70,526	$—	$—
Investment securities available-for-sale	384,934	384,934		383,434	1,500
Investment securities held-to-maturity	106,458	107,629	—	107,629	—
Nonmarketable equity securities	11,366	11,366	—	11,366	—
Loans held for sale	4,943	4,943	—	4,943	—
Loans, net of allowance	1,732,751	1,674,081	—	32,117	1,641,964
FDIC indemnification asset	943	925	—	—	925
Accrued interest receivable	5,082	5,082	—	5,082	—

Financial liabilities:
Deposits with no stated maturity	1,412,882	1,412,882	—	1,412,882	—
Deposits with stated maturities	539,780	541,823	—	541,823	—
Short-term borrowings	185,000	185,000	—	185,000	—
Long-term borrowings	30,000	30,000	—	30,000	—
Subordinated loan and junior subordinated debt	24,262	24,262	—	24,262	—
Accrued interest payable	515	515	—	515	—
Derivative instruments	7,325	7,325	—	7,325	—

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investment Securities — Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, United States Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include MBS issued by government-sponsored entities or private label entities, municipal bonds and corporate debt securities that are valued using quoted prices for similar instruments in active markets. Securities classified as Level 3 include a corporate debt security in a less liquid market whose value is determined by reference to the going rate of a similar debt security if it were to enter the market at period end. The derived market value requires significant management judgment and is further substantiated by discounted cash flow methodologies.

Derivative Instruments — Derivative instruments are recorded at fair value on a recurring basis. Derivative instruments held or issued by the Company for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company uses a third party to measure the fair value on a recurring basis. The Company classifies derivative instruments held or issued for risk management purposes as Level 2. As of both December 31, 2016 and December 31, 2015, the Company’s derivative instruments consist of interest rate swaps, swap fair value hedges and foreign exchange contracts.

Loans — Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for the estimated impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, discounted cash flows or a pooled probability of default and loss given default calculation. Those impaired loans not requiring a specific allowance represent loans for which the fair value exceeds the recorded investments in such loans. Impaired loans where a specific allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The Company records such impaired loans as nonrecurring Level 3.

The Company records loans involved in fair value hedges at fair market value on a recurring basis. The Company does not record other loans at fair value on a recurring basis.

Loans held for sale — Loans held for sale are adjusted to lower of cost or market upon transfer from the loan portfolio to loans held for sale. Subsequently, loans held for sale are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, management’s estimation of the value of the collateral or commitments on hand from investors within the secondary market for loans with similar characteristics. The fair value adjustments for loans held for sale are recorded as nonrecurring Level 2.

Other real estate owned — OREO is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value less costs to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is measured due to further deterioration in the value of the OREO since initial recognition, the Company records the foreclosed asset as nonrecurring Level 3.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities at fair value on a recurring basis at December 31, 2016 and 2015:

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets/ Liabilities at Fair Value

2016 recurring
U.S. Government agencies	$—	$—	$—	$—
Municipal securities	—	13,319	—	13,319
Residential agency pass-through securities	—	192,765	—	192,765
Residential collateralized mortgage obligations	—	94,410	—	94,410
Commercial mortgage-backed obligations	—	15,497	—	15,497
Asset-backed securities	—	83,951	—	83,951
Corporate and other securities	—	—	1,320	1,320
All other equity securities	1,239	—	—	1,239
Fair value loans	—	27,941	—	27,941
Derivative assets	—	2,290	—	2,290
Derivative liabilities	—	3,149	—	3,149

2015 recurring
U.S. Government agencies	$—	$514	$—	$514
Municipal securities	—	14,796	—	14,796
Residential agency pass-through securities	—	131,460	—	131,460
Residential collateralized mortgage obligations	—	151,631	—	151,631
Commercial mortgage-backed obligations	—	4,756	—	4,756
Asset-backed securities	—	79,120	—	79,120
Corporate and other securities	—	—	1,500	1,500
All other equity securities	1,157	—	—	1,157
Fair value loans	—	32,117	—	32,117
Derivative assets	—	3,193	—	3,193
Derivative liabilities	—	7,325	—	7,325

Securities measured on a Level 3 recurring basis at December 31, 2016 include a corporate debt security whose value is determined by the going rate of a similar debt security if it were to enter the market at period end with additional liquidity discounts applied due to a smaller available market. There were no transfers between valuation levels for any accounts for the years ended December 31, 2016 and 2015. If different valuation techniques are deemed necessary, the transfers will be considered to occur at the end of the period that the accounts are valued.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2016 and 2015.

Securities
Available
For Sale
Fair value, December 31, 2014	$1,570
Change in unrealized gain recognized in other comprehensive income	(70)
Fair value, December 31, 2015	$1,500
Change in unrealized gain recognized in other comprehensive income	(180)
Fair value, December 31, 2016	$1,320

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower of cost or market accounting or impairment charges of individual assets. Processes are in place for overseeing the valuation procedures for Level 3 measurements of OREO and impaired loans. The assets are reviewed on a quarterly basis to determine the accuracy of the observable inputs, generally third party appraisals, auction values, values derived from trade publications and data submitted by the borrower, and the appropriateness of the unobservable inputs, generally discounts due to current market conditions and collection issues. Discounts are based on asset type and valuation source; deviations from the standard are documented. The discounts are periodically reviewed to determine whether they remain appropriate. Consideration is given to current trends in market values for the asset categories and gain and losses on sales of similar assets.

Discounts range from 0% to 100% depending on the nature of the assets and source of value. Real estate is valued based on appraisals or evaluations, discounted by 8% at a minimum with higher discounts for property in poor condition or property with characteristics that may make it more difficult to market. Commercial loans secured by receivables or non-real estate collateral are generally valued using the discounted cash flow method. Inputs are determined on a borrower-by-borrower basis.

Impaired loans and related write-downs are based on the fair value of the underlying collateral if repayment is expected solely from the collateral or using a pooled probability of default and loss given default calculation. Collateral values are reviewed quarterly and estimated using customized discounting criteria and appraisals.

Other real estate owned is based on the lower of the cost or fair value of the underlying collateral less expected selling costs. Collateral values are estimated primarily using appraisals and reflect a market value approach. Fair values are reviewed quarterly and new appraisals are generally obtained annually.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value on a nonrecurring basis at December 31, 2016 and 2015:

Fair Value on a Nonrecurring Basis

	Quoted
	Prices
	in Active
	Markets	Significant
	for	Other	Significant	Assets/
	Identical	Observable	Unobservable	(Liabilities)
	Assets	Inputs	Inputs	at Fair
Description	(Level 1)	(Level 2)	(Level 3)	Value

December 31, 2016
OREO	$—	$—	$3,332	$3,332
Impaired loans:
Commercial and industrial	—	—	—	—
CRE - owner-occupied	—	—	1,078	1,078
CRE - investor income producing	—	—	353	353
AC&D - lots, land, & development	—	—	748	748
Other commercial	—	—	211	211
Residential mortgage	—	—	2,077	2,077
HELOC	—	—	2,438	2,438
Residential construction	—	—	243	243
Other loans to individuals	—	—	—	—

December 31, 2015
OREO	$—	$—	$5,451	$5,451
Impaired loans:
Commercial and industrial	—	—	—	—
CRE - owner-occupied	—	—	—	—
CRE - investor income producing	—	—	365	365
AC&D - lots, land, & development	—	—	—	—
Other commercial	—	—	—	—
Residential mortgage	—	—	725	725
HELOC	—	—	—	—
Residential construction	—	—	251	251
Other loans to individuals	—	—	—	—

The following table presents the decrease in value of OREO, which is measured at fair value on a nonrecurring basis, for which a fair value adjustment has been included in the income statement. These items represent write-downs of OREO based on the appraised value of collateral.

	December 31,
	2016	2015

OREO	$(444)	$(694)

In accordance with accounting for foreclosed property, the carrying value of OREO is periodically reviewed and written down to fair value and any loss is incurred in earnings. During the year ended December 31, 2016, OREO with a carrying value of $3.7 million was written down by $444 thousand to $3.3 million. During the year ended December 31, 2015, OREO with a carrying value of $6.1 million was written down by $694 thousand to $5.4 million.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The table below presents the valuation methodology and unobservable inputs for Level 3 assets measured at fair value on a nonrecurring basis at December 31, 2016.

					Weighted
	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average Discount

OREO	$3,332	Appraisals	Discount to reflect current market conditions	0%-59%	4.91%

Impaired loans	7,148	Collateral based measurements	Discount to reflect current market conditions and ultimate collectability	0%-100%	3.22%
	$10,480

NOTE 19 — EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employment Contracts — Employment agreements are used from time to time to ensure a stable and competent management base. The Company’s Chief Executive Officer, Chief Financial Officer, President, and Chief Risk Officer are each subject to an employment agreement. Each executive’s agreement is for an initial term of three years and is subject to automatic one-year renewals on the third anniversary of its initial effective date and each successive anniversary unless either party provides timely notice of non-renewal. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Company, except for cause, without prejudicing the officers’ rights to receive certain vested rights, including compensation. In the event of a change in control of the Company and in certain other events, as defined in the agreements, the Company or any successor to the Company will be bound to the terms of the contracts.

The Company has inherited from its mergers a number of individual deferred compensation and supplemental retirement agreements with certain employees, former employees and directors who were previously officers or directors of the predecessor company that provide for salary continuation benefits upon retirement. These individual agreements also provide for benefits in the event of early retirement, death or substantial change in control of the Company. The expense associated with these plans was $421 thousand, $421 thousand and $431 thousand for the years ended December 31, 2016, 2015 and 2014, respectively. The total liability associated with these assumed supplemental retirement plans was $8.1 million and $8.1 million as of December 31, 2016 and 2015, respectively.

To assist funding the above liabilities, the acquired entities had insured the lives of certain directors and officers. Earnings on those policies are used to offset employee benefit expenses. The Company also purchased and owns Bank-Owned Life Insurance (“BOLI”) policies on certain key officers of the Company, including the Chief Executive Officer, the President and the Chief Risk Officer. The Company is the current owner and beneficiary of the policies and has the right to exercise all incidents of ownership. Cash surrender values of BOLI policies, including BOLI policies acquired in mergers, at December 31, 2016 and 2015 were $70.8 million and $58.6 million, respectively. In 2016, the Company received $597 thousand in death proceeds from two policies, resulting in $402 thousand of additional noninterest income. In 2015, the Company received $1.6 million in death proceeds from three policies, resulting in $737 thousand of additional noninterest income. In 2014, the Company received $1.1 million in death proceeds from two policies, resulting in $651 thousand of additional noninterest income.

Certain BOLI policies acquired through mergers are subject to split dollar arrangements, wherein under separate agreement with the insured party, the insured party has the right to designate a beneficiary for an amount equal to 50 percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of the employee’s death up to $100,000. For these split dollar arrangements, once vested in the benefit, the insured party has the right to continue to designate a beneficiary after retirement from the Company. As a result, the Company has recognized a liability as the split dollar arrangement effectively provides a post-employment retirement benefit after separation of service from the Company. The liability accrued for split dollar agreements that provide a post-retirement benefit at December 31, 2016 and 2015 was $3.1 million and $2.1 million, respectively. The expense associated with these split dollar arrangements was $140 thousand, $105 thousand and $304 thousand for the years ended December 31, 2016, 2015, and 2014, respectively.

The Company maintains a deferred compensation plan whereby certain employees and directors are given the option to defer compensation until retirement or separation of employment. Interest is accrued on the balances at the Wall Street Journal prime rate, 3.50% at December 31, 2016, with a floor of at least 0.50%. The expense associated with this plan was $43 thousand, $26 thousand and $23 thousand for the years ended December 31, 2015, 2014 and 2013, respectively. The total liability accrued for the deferred compensation plan was $13.4 million and $11.6 million at December 31, 2016 and 2015, respectively.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Retirement Savings — The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches 100% of employee contributions to a maximum of 3% of annual compensation and 50% of employee contributions greater than 3% to a maximum of 6% of annual compensation, up to an annual compensation generally equal to the Internal Revenue Service’s compensation threshold in effect from time to time.

The Company’s contribution expense under the profit sharing and 401(k) plan was $1.3 million, $1.2 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Share Based Plans — The Company maintains share-based plans for directors and employees. During 2010, the Board of Directors of the Bank adopted and shareholders approved, the Park Sterling Bank 2010 Stock Option Plan for Directors and the Park Sterling Bank 2010 Employee Stock Option Plan (the “2010 Bank Plans”), which provided for an aggregate of 1,859,550 shares of Common Stock reserved for the granting of options. The 2010 Bank Plans were substantially similar to the Bank’s 2006 option plans for directors and employees, which provided for an aggregate of 990,000 of shares of Common Stock reserved for options. Upon effectiveness of the holding company reorganization on January 1, 2011, the Company assumed all outstanding options under the 2010 Bank Plan and the Bank’s 2006 plans, and the Company’s Common Stock was substituted as the stock issuable upon the exercise of options under these plans. As a result, there will be no further awards under the 2010 Bank Plans. At December 31, 2016, there were options to purchase 1,199,583 shares of Common Stock outstanding under the 2010 Bank Plans and the Bank’s 2006 plans.

Also during 2010, the Board of Directors of the Company adopted and shareholders approved the Park Sterling Corporation 2010 Long-Term Incentive Plan for directors and employees ( the “2010 LTIP”), which was effective upon the holding company reorganization and replaced the 2010 Plans. The 2010 LTIP provided for an aggregate of 1,016,400 of shares of Common Stock reserved for issuance to employees and directors in connection with stock options, restricted stock awards, and other stock-based awards. At December 31, 2016, there were options to purchase 105,840 shares of Common Stock and 21,300 unvested restricted stock awards outstanding under the 2010 LTIP. The 2010 LTIP was frozen upon effectiveness of the Company’s 2014 Long Term Incentive Plan (described below), and no future awards may be made thereunder.

In March 2014, the Board of Directors of the Company adopted and in May 2014 shareholders approved the Park Sterling Corporation 2014 Long-Term Incentive Plan for directors and employees (the “2014 LTIP”), which replaced the 2010 LTIP. An aggregate of 1,000,000 of shares of Common Stock, plus any shares subject to an award granted under the 2010 LTIP that was outstanding on March 26, 2014 that may expire, be forfeited or otherwise terminate unexercised, have been reserved for issuance to employees and directors under the 2014 LTIP in connection with stock options, restricted stock awards, and other stock-based awards. The 2014 LTIP will expire on May 23, 2024 and no awards may be made after that date. At December 31, 2016, there were 384,432 unvested restricted stock awards outstanding under the 2014 LTIP with a remaining capacity of 430,579 shares available to be issued.

As a result of the Citizens South merger, at the effective date of the merger, the Company assumed the awards outstanding under the Citizens South Bank 1999 Stock Option Plan (the “1999 Citizens South Plan”) and the Citizens South Banking Corporation 2008 Equity Incentive Plan (the “2008 Citizens South Plan”), each of which has been renamed as a Park Sterling Corporation plan.

In addition, under the 2008 Citizens South Plan, the Company retained the right to grant future non-qualified stock options and stock appreciation rights (“SARs”) to eligible employees and directors of, or service providers to, the Company or the Bank who were not employees or directors of or service providers to the Company or the Bank at the effective time of the merger. Stock options and SARS are evidenced by an award agreement that specifies, as applicable, the number of shares, date of grant, exercise price, vesting period and expiration date, and other information. Awards under the plan have an exercise price at least equal to the fair market value of the Common Stock on the grant date, cannot be exercised more than 10 years after the grant date and generally expire or are forfeited upon termination of employment prior to the end of the award term, except in limited circumstances such as death, disability, retirement or change in control. The 2008 Citizens South Plan was frozen in May 2014 upon effectiveness of the 2014 LTIP, and as a result no future awards may be made under the plan. At December 31, 2016, there were options to purchase 99,774 shares of Common Stock outstanding under the 2008 Citizens South Plan.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

The 1999 Citizens South Plan was frozen at the time of merger, and no future awards could be granted under this plan thereafter. At December 31, 2016, there were options to purchase 318 shares of Common Stock outstanding under the 1999 Citizens South Plan.

As a result of the First Capital merger, at the effective date of the merger, the Company assumed the First Capital Bancorp, Inc. 2010 Stock Incentive Plan, which has been renamed as a Park Sterling plan (the “2010 First Capital Plan”), to retain the right to grant future stock options, restricted stock and other share-based awards to eligible employees and directors of the Company who were not employees or directors of the Company or the Bank at the effective time of the merger. Options granted under the plan generally must have an exercise price at least equal to the fair market value of the Common Stock on the date of grant, and the term of any incentive stock option cannot be longer than ten years. Awards under the plan generally will expire or be forfeited upon termination of employment prior to the end of the award term, except as otherwise provided in the applicable award agreement. As of December 31, 2016, the Company had not granted any awards under the 2010 First Capital Plan, and 184,789 shares remained available for future grants of awards under the plan. The 2010 First Capital Plan will expire on May 19, 2020.

The exercise price of each option under these plans is not less than the market price of the Company’s Common Stock on the date of the grant. The exercise price of all options outstanding at December 31, 2016 under these plans ranges from $3.04 to $15.45 and the average exercise price was $7.25. The Company funds the option shares from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Options granted become exercisable in accordance with the plans’ vesting schedules which are generally three years. All unexercised options expire ten years after the date of the grant.

As contemplated during the Public Offering, in 2011 the Company awarded certain stock price performance-based restricted shares under the 2010 LTIP to officers and directors following the holding company reorganization that were designed to vest one-third each when the Company’s stock price per share reached the following performance thresholds for 30 consecutive trading days: (i) 125% of offer price ($8.13); (ii) 140% of offer price ($9.10); and (iii) 160% of offer price ($10.40). As of December 31, 2015, there were 554,400 of these unvested restricted shares outstanding. Prior to 2016, 13,860 of these restricted shares were forfeited. During the first quarter of 2016, 117,810 of these restricted shares vested in accordance with a separation agreement between the Company and one of the holders of the restricted shares. The remaining 436,590 unvested stock price performance-based restricted shares vested during 2016 as follows: the first performance goal was met and 145,530 shares vested as of September 28, 2016; the second performance goal was met and 145,530 shares vested as of December 22, 2016; and the Compensation and Development Committee of the Board of Directors approved the early vesting of the final 145,530 shares, also as of December 22, 2016. As of December 31, 2016 there were no unvested stock price performance-based restricted shares outstanding.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Activity in the Company’s share-based plans is summarized in the following tables:

	Outstanding Options
					Weighted
		Weighted		Weighted	Average
		Average	Non-	Average	Contractual
	Number	Exercise	Vested	Exercise	Term	Intrinsic
	Outstanding	Price	Options	Price	(Years)	Value

At December 31, 2013	2,225,551	$7.35	49,446	$5.19	5.65	$1,471,095
Options granted	17,500	6.70	17,500	6.70
Options exercised	(54,199)	4.67	—	—
Expired and forfeited	(26,512)	9.07	(4,999)	4.46
Options vested	—	—	(42,780)	5.28

At December 31, 2014	2,162,340	$7.40	19,167	$6.39	4.69	$1,668,621
Options granted	—	—	—	—
Options exercised	(38,160)	4.90	—	—
Expired and forfeited	(29,687)	9.19	—	—
Options vested	—	—	(7,500)	6.33

At December 31, 2015	2,094,493	$7.43	11,667	$6.70	3.73	$1,518,937
Options granted	—	—	—	—
Options exercised	(684,978)	7.81	—	—
Expired and forfeited	(4,000)	5.45	—	—
Options vested	—	—	(10,000)	6.62

At December 31, 2016	1,405,515	$7.25	1,667	$6.62	3.18	5,412,428

Exercisable at December 31, 2016	1,403,848	$7.25			3.71

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

	Nonvested Restricted Shares
		Weighted
		Average	Aggregate
	Number	Grant Date	Intrinsic
	Outstanding	Fair Value	Value

At December 31, 2013	770,399	$4.35	5,315,008

Restricted shares granted	238,613	6.53	1,753,806
Expired and forfeited	(7,250)	5.67	(53,287)
Restricted shares vested	(80,667)	5.40	(592,906)
Change in intrinsic value of stock price based performance grants	—	—	347,428
At December 31, 2014	921,095	$4.81	6,770,049

Restricted shares granted	220,100	6.72	1,555,287
Expired and forfeited	(26,852)	5.96	(1,134,881)
Restricted shares vested	(155,038)	6.40	(196,527)
Change in intrinsic value of stock price based performance grants	—	—	(27,633)
At December 31, 2015	959,305	$5.02	6,966,295

Restricted shares granted	269,284	7.39	2,920,318
Expired and forfeited	(66,163)	6.97	(808,510)
Restricted shares vested	(756,694)	4.59	(6,624,024)
Change in intrinsic value of stock price based performance grants	—	—	1,923,768
At December 31, 2016	405,732	$5.02	4,377,846

There were 17,500 options granted during 2014. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The average grant date fair value per share of options granted in 2014 was $6.70. There were no stock options granted during 2016 or 2015. Assumptions used for grants in 2014 were as follows:

Assumptions in Estimating Option Values

2014
Weighted-average volatility	38.74%
Expected dividend yield	1%
Risk-free interest rate	2.19%
Expected life (years)	7

The fair value of options vested was $9 thousand, $20 thousand and $100 thousand for the years ended December 31, 2016, 2015 and 2014, respectively.

There were 269,284, 220,100 and 238,613 shares of restricted stock granted during 2016, 2015 and 2014, respectively. The average grant date fair value of restricted shares granted in 2016, 2015 and 2014 was $7.39, $6.72 and $6.53, respectively.

The Company recognized compensation expense for share-based compensation plans of $1.4 million, $1.2 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, unrecognized compensation expense related to non-vested stock options of $53 thousand was expected to be recognized over a weighted-average period of 0.26 years and unrecognized compensation expense related to restricted shares of $2.3 million was expected to be recognized over a weighted-average period of 1.04 years. At December 31, 2015, unrecognized compensation expense related to non-vested stock options of $20 thousand was expected to be recognized over a weighted-average period of 0.72 years and unrecognized compensation expense related to restricted shares of $1.8 million was expected to be recognized over a weighted-average period of 1.02 years.

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

NOTE 20 — SUMMARIZED QUARTERLY INFORMATION (UNAUDITED)

A summary of selected quarterly financial information for 2016 and 2015 follows:

	2016 Quarter Ended (unaudited)				2015 Quarter Ended (unaudited)
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Total interest income	$30,212	$29,444	$29,698	$30,162	$22,240	$22,429	$22,458	$22,185
Total interest expense	3,640	3,621	3,649	3,565	2,263	2,067	1,842	1,759
Net interest income	26,572	25,823	26,049	26,597	19,977	20,362	20,616	20,426
Provision for loan losses	592	600	882	556	409	—	134	180
Net interest income after provision	25,980	25,223	25,167	26,041	19,568	20,362	20,482	20,246
Noninterest income	5,845	5,447	5,375	4,727	4,523	4,927	4,292	4,501
Noninterest expense	25,026	21,111	21,946	26,153	18,363	18,419	18,232	19,139
Income before taxes	6,799	9,559	8,596	4,615	5,728	6,870	6,542	5,608
Income tax expense	1,510	3,191	3,046	1,874	1,952	2,092	2,273	1,825
Net income	$5,289	$6,368	$5,550	$2,741	$3,776	$4,778	$4,269	$3,783
Basic earnings per common share	$0.10	$0.12	$0.11	$0.05	$0.09	$0.11	$0.10	$0.09
Diluted earnings per common share	$0.10	$0.12	$0.11	$0.05	$0.09	$0.11	$0.10	$0.09

NOTE 21 — PARK STERLING CORPORATION (PARENT COMPANY ONLY)

Condensed financial statements for Park Sterling Corporation (Parent Company Only) follow:

Condensed Balance Sheets

	December 31,	December 31,
	2016	2015

ASSETS

Cash and due from banks	$1,770	$31,447
Investment securities available-for-sale, at fair value	9,965	11,486
Investment in banking subsidiary	407,829	298,037
Nonmarketable equity securities	1,301	1,146
Premises and equipment, net	—	—
Other assets	(1,504)	625

Total assets	$419,361	$342,741

LIABILITIES AND SHAREHOLDERS’ EQUITY

Junior subordinated debt	$33,501	$24,262
Senior unsecured term loan and subordinated loan	29,736	30,000
Accrued interest payable	54	102
Accrued expenses and other liabilities	226	3,673
Total liabilities	63,517	58,037

Shareholders’ equity:
Common stock	$53,117	$44,854
Additional paid-in capital	273,400	222,596
Accumulated earnings	32,609	20,117
Accumulated other comprehensive loss	(3,282)	(2,863)
Total shareholders’ equity	355,844	284,704
Total liabilities and shareholders’ equity	$419,361	$342,741

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Condensed Statements of Income

	December 31, 2016	December 31, 2015	December 31, 2014

Income
Other interest income	$491	$541	$688
Gain (loss) on sale of securities available-for-sale	—	—	$276
Other income	—	—	1
Total income	491	541	965

Expense
Interest expense	3,419	1,440	1,252
Other operating expense	604	2,291	1,209
Total expense	4,023	3,731	2,461

Loss before income taxes and equity in undistributed earnings of subsidiary	(3,532)	(3,190)	(1,496)
Income tax expense	(1,754)	(961)	(679)

Net loss before equity in undistributed earnings of subsidiary	(1,778)	(2,229)	(817)

Equity in undistributed earnings of subsidiary	21,726	18,835	13,706

Net income	$19,948	$16,606	$12,889

PARK STERLING CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(table amounts in thousands, except share data and per share amounts)

Condensed Statements of Cash Flow

	December 31, 2016	December 31, 2015	December 31, 2014

Cash flows from operating activities
Net income	$19,948	$16,606	$12,889
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed earnings in banking subsidiary	(14,509)	(19,796)	(14,385)
Amortization (accretion) of investment securities available-for-sale	—	14	(34)
Other depreciation and amortization, net	746	679	614
Loss on disposal of premises and equipment	—	—	11
Net gains losses on sales of investment securities available-for-sale	—	—	(276)
Change in assets and liabilities:
(Increase) decrease in other assets	(458)	(417)	246
Increase in accrued interest payable	53	27	(1,324)
Increase decrease in other liabilities	—	615	264
Net cash used for operating activities	5,780	(2,272)	(1,995)

Cash flows from investing activities
Proceeds from maturities and call of investment securities available-for-sale	1,320	1,200	1,625
Proceeds from sales of investment securities available-for-sale	—	—	2,405
Acquisition of First Capital	(25,420)	—	—
Acquisition of Provident Community	—	—	(6,493)
Net cash provided by (used for) investing activities	(24,100)	1,200	(2,463)

Cash flows from financing activities
Purchase of common stock	(8,952)	(1,605)	(1,027)
Proceeds from exercise of stock options	5,051	186	250
Proceeds from the issuance of senior unsecured term loan	—	30,000	—
Investment in banking subsidiary	—	—	21
Dividends on preferred stock	—	—	—
Dividends on common stock	(7,456)	(5,390)	(3,583)
Redemption of preferred stock	—	—	—
Dividend from banking subsidiary	—	6,125	3,583
Net cash provided by (used for) financing activities	(11,357)	29,316	(756)

Net increase (decrease) in cash and cash equivalents	(29,677)	28,244	(5,214)

Cash and cash equivalents, beginning	31,447	3,203	8,417

Cash and cash equivalents, ending	$1,770	$31,447	$3,203

Supplemental disclosure of noncash investing and financing activities:
Change in unrealized gain (loss) on available-for-sale securities, net of tax	$3,422	$356	$5,175
Change in unrealized gain (loss) on cash flow hedge, net of tax	2,894	(1,374)	(1,848)

NOTE 22 — SUBSEQUENT EVENT

On January 25, 2017, the Company announced that its board of directors declared a regular quarterly cash dividend to its common shareholders of $0.04 per common share, payable on February 22, 2017 to all shareholders of record as of the close of business on February 7, 2017.